UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __ )

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CarMax, Inc.
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Dear Fellow CarMax Shareholders:

I am pleased to invite you to attend the 2022 annual meeting of CarMax, Inc. shareholders, which will be held on Tuesday, June 28, 2022. The attached notice of annual shareholders meeting and proxy statement are your guides to the meeting.

In fiscal year 2022, CarMax achieved record revenue and earnings performance. We continued to innovate and improve our customer offerings. And, consumers are responding to these enhancements, as we grew our market share this past year. In addition, we added the Edmunds business to the CarMax family, further bolstering our digital capabilities. We have remained focused on positioning CarMax for long-term success, and we are excited about our customer-centric, omni-channel strategy and the significant opportunities that lie ahead.

Shareholders will be able to attend and participate in the virtual meeting online, including voting shares and submitting questions. Instructions and information on how to participate in the meeting can be found on page 70 of the proxy statement.

We also are pleased to furnish proxy materials to shareholders primarily over the internet. On or about May 10, 2022, we mailed our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report and to vote online. Internet distribution of our proxy materials expedites receipt by shareholders, lowers the cost of the annual shareholders meeting, and conserves natural resources. However, if you would prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

Whether or not you will be attending our virtual annual shareholders meeting, your vote is very important to us. I encourage you to cast your ballot by internet, by telephone, by mail (if you request a paper copy), or during the annual shareholders meeting.

Thank you for your continued trust in CarMax.

Sincerely,

Thomas J. Folliard
Chair of the Board of Directors
May 10, 2022

NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS

When:	Tuesday, June 28, 2022, at 1:00 p.m. Eastern Time
Where:	This year’s meeting is a virtual annual shareholders meeting held at: www.virtualshareholdermeeting.com/KMX2022
Items of Business:	(1)	To elect the eleven directors named in the proxy statement to our Board of Directors.
	(2)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm.
	(3)	To vote on an advisory resolution to approve the compensation of our named executive officers.
	(4)	To transact any other business that may properly come before the annual shareholders meeting or any postponements or adjournments thereof.
Who May Vote:	You may vote if you owned CarMax common stock at the close of business on April 22, 2022.

By order of the Board of Directors,

John M. Stuckey, III
Vice President, Deputy General Counsel
and Corporate Secretary
May 10, 2022

Nonqualified Deferred Compensation Table	57
Potential Payments Upon Termination or Change-in-Control	58
CEO Pay Ratio	64
DIRECTOR COMPENSATION	65
CARMAX SHARE OWNERSHIP	67
GENERAL INFORMATION	70

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. For more complete information, please review this entire proxy statement and CarMax’s Annual Report on Form 10-K for the fiscal year ended February 28, 2022.

Business Highlights

Our fiscal 2022 results reflect significant growth in sales, market share, and earnings, as well as solid progress on our strategic goals. Additional information about our fiscal 2022 results can be found in our Annual Report on Form 10-K for the fiscal year ended February 28, 2022.

Strategic Initiatives and Accomplishments	CarMax’s share of the nationwide age 0-10 year old used vehicle market increased to a record 4.0% in calendar 2021, up from 3.5% in calendar year 2020.
Revenues	Net revenue increased 68.3% to $31.9 billion.
Earnings	Net earnings increased 54.1% to $1.15 billion and net earnings per diluted share increased 54.2% to $6.97.
Units	Total used unit sales increased 22.9% and comparable store used unit sales increased 21.9%. Total wholesale unit sales increased 65.7%.
CarMax Auto Finance	CarMax Auto Finance (“CAF”) finished the year with income of $801.5 million, an increase of 42.4% over the prior year.
Share Repurchase Program	We continued our share repurchase program in fiscal 2022, buying back 4.5 million shares with a market value of $561.6 million. In April 2022, the board increased CarMax’s share repurchase authorization by $2 billion.
Eighteenth Year on Fortune “Best Companies” List	We were named by Fortune magazine as one of its 100 Best Companies to Work For® for the eighteenth year in a row.

Corporate Responsibility and Governance Highlights

ENVIRONMENTAL STEWARDSHIP

On March 18, 2021, we announced our commitment to achieving net zero greenhouse gas (GHG) emissions by 2050 and a 50% reduction in GHG emissions by 2025. In furtherance of this commitment, we have begun implementing a number of efforts to help achieve that goal. As of February 28, 2022, more than 17% of our total energy consumed came from renewable sources, including wind, solar and biogas. In tandem with our store design and construction protocols, we have taken meaningful steps to improve energy efficiency in our existing retail locations. For example, all of our stores now have LED exterior lighting.

SHAREHOLDER OUTREACH AND ENGAGEMENT

We value engagement with our shareholders. Our senior management team, including our CEO, CFO, and members of our Investor Relations team, maintain regular contact with a broad base of investors to understand their concerns. Additionally, in fiscal 2022, we led a proactive supplemental shareholder outreach program where we held meetings covering a wide variety of topics important to shareholders, including environmental, social, and governance (ESG) matters; our unique CarMax culture; board refreshment, qualifications and diversity; and cybersecurity, among other topics.

KEY CORPORATE RESPONSIBILITY AND GOVERNANCE PRACTICES

Annual election of all directors	Majority voting for directors
9 of 11 director nominees are independent	Proxy access adopted
5 independent director nominees added since 2017	Annual “say on pay” vote
Annual Responsibility Reporting	Board oversight of risk management program
Net Zero 2050 Commitment	Technology and Innovation Committee
Active Shareholder Engagement Practices

Annual Meeting of Shareholders

When	Tuesday, June 28, 2022, at 1:00 p.m., Eastern Time
Where	This year’s meeting is a virtual-only annual shareholders meeting. There will be no in-person meeting location.
Who May Attend the Virtual Meeting	All shareholders as of the record date may attend the meeting.
Record Date	April 22, 2022
Virtual Meeting Website	www.virtualshareholdermeeting.com/KMX2022

Voting Matters and Board Recommendations

Agenda Item		Board Recommendation	Page of Proxy Statement

1.	Election of Eleven Directors	FOR each Director nominee	7
2.	Ratification of Auditors	FOR	25
3.	Advisory Approval of Executive Compensation	FOR	28

Virtual Annual Meeting Attendance

This year our annual shareholders meeting will again be held virtually and there will be no in-person meeting location. We are committed to ensuring, to the extent possible, that shareholders will be afforded the ability to participate at the virtual meeting similarly to how they would participate at an in-person meeting. Shareholders will be able to attend and participate in the virtual meeting, including voting their shares and asking questions.

To attend and participate in our annual meeting:

•Visit www.virtualshareholdermeeting.com/KMX2022
•Enter the 16-digit control number listed on your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form.

Our annual meeting will begin promptly at 1:00 p.m., Eastern Time, on June 28, 2022. We encourage you to access the virtual platform prior to the start time to familiarize yourself with the virtual platform and ensure you can hear the streaming audio. You may begin to log into the virtual platform beginning at 12:45 p.m., Eastern Time, on June 28, 2022. Additional instructions and information on how to participate can be found on page 70.

Proposal One:
Election of Directors

We are asking you to vote “FOR” the following candidates for election to our Board of Directors.

Nominee	Age	Director Since	Independent	Principal Occupation	Committee Membership
Peter J. Bensen	59	2018	Yes	Retired Chief Administrative Officer and Corporate Executive Vice President and Chief Financial Officer of McDonald's Corporation, a global restaurateur and franchisor	Audit
Ronald E. Blaylock	62	2007	Yes	Founder and Managing Partner of GenNx360 Capital Partners, a private-equity buyout fund	Compensation and Personnel
Sona Chawla	54	2017	Yes	Chief Growth and Innovation Officer at CDW Corporation, a leading business technology company	Compensation and Personnel; Technology and Innovation
Thomas J. Folliard	57	2006	No	Non-Executive Chair of the Board, CarMax, Inc. and Retired President and Chief Executive Officer of CarMax, Inc.	N/A
Shira Goodman	61	2007	Yes	Advisory Director, Charlesbank Capital Partners and Retired Chief Executive Officer of Staples, Inc., an office supply retailer	Nominating and Governance
David W. McCreight	59	2018	Yes	Chief Executive Officer of Lulu's, an online retail platform for women's apparel and accessories	Audit
William D. Nash	53	2016	No	President and Chief Executive Officer of CarMax, Inc.	N/A
Mark F. O'Neil	63	2019	Yes	Retired Chief Operating Officer of Cox Automotive, Inc., a global automotive services and software company and owner of Manheim, an automobile auction company	Audit; Technology and Innovation
Pietro Satriano	59	2018	Yes	Chief Executive Officer of US Foods Holding Corp., a publicly held foodservice distributor	Nominating and Governance
Marcella Shinder	55	2015	Yes	Advisory Director, Charlesbank Capital Partners and Retired Global Head of Partnerships at WeWork Companies Inc., a technologically driven global provider of shared working spaces	Nominating and Governance; Technology and Innovation
Mitchell D. Steenrod	55	2011	Yes	Retired Senior Vice President and Chief Financial Officer of Pilot Travel Centers LLC, the nation’s largest operator of travel centers and truck stops	Compensation and Personnel

BOARD NOMINEE SNAPSHOT

Our Board has undergone significant refreshment over the past several years. Five of our nine independent director nominees have joined the Board since 2017.

The average tenure of our director nominees is 8 years, and the average age of our director nominees is 58 years.

Proposal Two:
Ratification of Auditors

We are asking you to ratify the appointment by the Audit Committee of KPMG LLP (“KPMG”) as our independent auditors for fiscal 2023. The following table summarizes the fees billed by KPMG for fiscal 2021 and 2022.

	Audit Fees	Audit-Related Fees	Tax Fees	Total Fees
Fiscal 2022	$2,768,058	$570,000	$110,000	$3,448,058
Fiscal 2021	$2,193,000	$570,000	$1,462	$2,764,462

Proposal Three:
Executive Compensation

We are asking you to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. At our last two annual shareholders meetings, a significant majority of our shareholders supported our executive compensation program, with approximately 96% of votes cast in both 2020 and 2021, voting in favor of our program. We design our compensation plans to tie pay to performance. The following chart illustrates the relationship over the last three fiscal years between our net earnings and the target total direct compensation (i.e., base salary, target annual incentive bonus, and long-term equity grants) paid to our Chief Executive Officer (“CEO”).

Net Earnings and CEO Target Total Direct Compensation
You will find additional information on our executive compensation program beginning on page 29.

Next Year’s Annual Shareholders Meeting

Expected Date of 2023 Annual Shareholders Meeting	June 27, 2023
Deadline for Shareholder Proposals	January 10, 2023

PROPOSAL ONE: ELECTION OF DIRECTORS

We are asking you to vote for the election of the eleven director nominees listed on the following pages. Our Board has nominated these individuals at the recommendation of our independent Nominating and Governance Committee. The Committee based its recommendation on, among other things, the results of an annual Board and peer evaluation process, as well as the integrity, experience, and skills of each nominee. All of the nominees are current directors who were elected by shareholders at our 2021 annual meeting.

Robert J. Hombach, a director since 2018, has decided not to stand for re-election at this year’s annual meeting and resigned from the Audit Committee, effective March 31, 2022. The Board of Directors thanks Mr. Hombach for his many contributions over the years and his valuable insight to the Board and the Audit Committee.

Our Board is declassified and elected on an annual basis. Accordingly, each director nominee is standing for election to hold office until our 2023 annual meeting of shareholders. CarMax uses a majority vote standard for the election of directors. This means that to be elected in uncontested elections, each nominee must be approved by the affirmative vote of a majority of the votes cast.

Each nominee has consented to being named in this proxy statement and to serve if elected. If any nominee is not available to serve—for reasons such as death or disability—your proxy will be voted for a substitute nominee if the Board nominates one.

The table below summarizes the key experience, skills and backgrounds of our director nominees and it highlights the balanced mix of experience, skills and backgrounds of the Board as a whole. This high-level summary is not intended to be an exhaustive list of each director nominee’s skills or contributions to the Board.

	Peter J. Bensen	Ronald E. Blaylock	Sona Chawla	Thomas J. Folliard	Shira Goodman	David W. McCreight	William D. Nash	Mark F. O’Neil	Pietro Satriano	Marcella Shinder	Mitchell D. Steenrod
Leadership and Industry Experience
Other Public Company Board Experience	✓	✓	✓	✓	✓	✓		✓	✓		✓
CEO/COO/ Division President		✓	✓	✓	✓	✓	✓	✓	✓
CFO	✓										✓
Relevant Industry Experience			✓	✓	✓	✓	✓	✓		✓	✓
Functional Expertise
Accounting & Finance	✓	✓					✓				✓
Innovation and Disruption			✓	✓	✓	✓	✓	✓	✓	✓
Data Analytics		✓	✓	✓		✓	✓	✓	✓	✓	✓
E-commerce			✓	✓	✓	✓	✓	✓	✓	✓	✓
Technology & Cyber	✓		✓				✓	✓		✓	✓
Product, Marketing & Media		✓	✓	✓	✓	✓	✓	✓	✓	✓
Regulatory				✓			✓	✓			✓
Human Capital Management		✓		✓	✓	✓	✓	✓	✓	✓	✓
Risk Oversight	✓	✓		✓			✓	✓	✓		✓
Strategic Planning	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Individual Characteristics
Age (Nominee Average is 58 years of age)	59	62	54	57	61	59	53	63	59	55	55
Gender	M	M	F	M	F	M	M	M	M	F	M
Race/Ethnicity	Caucasian	African American	Indian/South Asian	Caucasian	Caucasian	Caucasian	Caucasian	Caucasian	Caucasian	Caucasian	Caucasian

The following pages include information about the nominees. This information includes a summary of the specific experience, qualifications, attributes or skills that led to the conclusion that each person should serve as a CarMax director. The Board recommends a vote FOR each of the nominees.

PETER J. BENSEN Director since: 2018 Age: 59 Independent

Mr. Bensen retired from McDonald’s Corporation, following a 20-year career, in 2016. He served as Chief Administrative Officer of McDonald’s from 2015 to 2016. Before that he served as Corporate Executive Vice President and Chief Financial Officer of McDonald’s from 2008 to 2014, when he was promoted to Corporate Senior Executive Vice President and Chief Financial Officer, a position he held until 2015. During his tenure as Chief Administrative Officer and Chief Financial Officer, Mr. Bensen also had oversight responsibility for information technology, supply chain, and other support departments. Before joining McDonald’s in 1996, Mr. Bensen was a senior manager at Ernst & Young LLP.

Qualifications

Mr. Bensen’s long-standing service as the chief financial officer, and in other administrative, financial, and accounting roles, at a global, iconic company qualify him to serve on our Board. He brings to our Board extensive management experience and financial expertise, as well as his background as a key executive helping to shape McDonald’s strategic response to a changing market environment.

Other Current Directorships Other Directorships within Past 5 Years Lamb Weston Holdings, Inc. None.

RONALD E. BLAYLOCK Director since: 2007 Age: 62 Independent

Mr. Blaylock is the founder and Managing Partner of GenNx360 Capital Partners, a private-equity buyout fund focused on industrial business-to-business companies. Prior to founding GenNx360 in 2006, Mr. Blaylock was Chief Executive Officer of Blaylock & Company, a full-service investment banking firm that he founded in 1993. Previously, Mr. Blaylock held senior management positions with PaineWebber and Citigroup.

Qualifications

Mr. Blaylock’s experience managing two successful investment enterprises, as well as his considerable capital markets and finance experience, qualify him to serve on our Board. Mr. Blaylock’s years of relevant experience growing companies, serving as a strategic advisor and serving on other public company boards enable him to provide additional insight to our Board.

Other Current Directorships Other Directorships within Past 5 Years Pfizer Inc. Urban One, Inc. (2002-2019) W. R. Berkley Corporation Advantage Solutions Inc.

SONA CHAWLA Director since: 2017 Age: 54 Independent

Ms. Chawla has served as the Chief Growth and Innovation Officer at CDW Corporation, a leading technology solutions provider to business, government, education and healthcare customers, since January 2020. She is responsible for strategy, digital and e-commerce, technology, operations, marketing, and product and partner management. Prior to joining CDW, she was President of Kohl’s Corporation from May 2018 to October 2019. Ms. Chawla joined Kohl’s in November 2015, serving as Chief Operating Officer until September 2017 and as President-Elect from September 2017 to May 2018. At Kohl’s her responsibilities encompassed omnichannel operations, including stores, e-commerce, technology, logistics & supply chain, and corporate strategy. Before joining Kohl’s, Ms. Chawla served at Walgreens as its President of Digital and Chief Marketing Officer from February 2014 to November 2015 and as its President, E-commerce from January 2011 to February 2014. Prior to joining Walgreens, Ms. Chawla was Vice President of Global Online Business at Dell, Inc. Before Dell, Ms. Chawla worked at Wells Fargo’s Internet Services Group, where she held several roles including Executive Vice President of Online Sales, Service and Marketing.

Qualifications

As Chief Growth and Innovation Officer at a leading business technology company that specializes in providing products, solutions and services, Ms. Chawla brings the perspective of an executive driving innovation for businesses accelerating their digital transformation and responding to the evolving technology landscape. Her background and operating executive experience in retail, including e-commerce, omnichannel strategy, store operations, logistics, and information and digital technology strengthen the business and strategic insight of our Board.

Other Current Directorships Other Directorships within Past 5 Years None. None.

THOMAS J. FOLLIARD Director since: 2006 Age: 57 Non-Executive Chair of the Board

Mr. Folliard has been the Non-Executive Chair of the Board of CarMax since August 2016. He joined CarMax in 1993 as senior buyer and became Director of Purchasing in 1994. He was promoted to Vice President of Merchandising in 1996, Senior Vice President of Store Operations in 2000 and Executive Vice President of Store Operations in 2001. Mr. Folliard served as President and Chief Executive Officer of CarMax from 2006 to February 2016 and retired as Chief Executive Officer in August 2016.

Qualifications

During his ten years as CEO, Mr. Folliard successfully led CarMax through the company’s establishment as a national brand and a time of significant growth, during which its store base and total revenues more than doubled and its net income quadrupled. With his long tenure at CarMax, Mr. Folliard brings to the board significant executive experience and in-depth knowledge of our company, the auto retail industry, and the continued deployment of technology within the industry.

Other Current Directorships Other Directorships within Past 5 Years PulteGroup, Inc. DAVIDsTEA, Inc. (2014-2017)

SHIRA GOODMAN Director since: 2007 Age: 61 Independent

Ms. Goodman was the Chief Executive Officer of Staples, Inc. Ms. Goodman joined Staples in 1992 and held a variety of positions of increasing responsibility in general management, marketing and human resources, including serving as Executive Vice President, Marketing from 2001 to 2009, Executive Vice President, Human Resources from 2009 to 2012, Executive Vice President, Global Growth from 2012 to 2014, President, North American Commercial from 2014 to 2016, President, North American Operations from February to June 2016, Interim Chief Executive Officer from June to September 2016, and Chief Executive Officer from September 2016 to January 2018. From 1986 to 1992, Ms. Goodman worked at Bain & Company and helped develop the business plan for Staples’ initial delivery business. This business subsequently grew into a leading e-commerce site under Ms. Goodman’s leadership while at Staples. Ms. Goodman joined Charlesbank Capital Partners, a private equity firm, in 2019 as an Advisory Director. At Charlesbank, Ms. Goodman provides business development and strategic guidance to B2B and B2C companies and is responsible for leading Charlesbank’s ESG efforts across the firm and its portfolio companies.

Qualifications

Ms. Goodman’s experience as the chief executive and senior executive in other leadership positions in operations, retail marketing, human resources and business growth at an internationally renowned retailer qualify her to serve on our Board. During her years at Staples, the company underwent a robust digital transformation and grew from a mid-sized US retailer into a global multi-channel distributor with a powerful presence in retail, e-commerce and B2B delivery.

Other Current Directorships Other Directorships within Past 5 Years CBRE Group, Inc. Henry Schein, Inc. (2018-2021) Staples (2016-2017)

DAVID W. MCCREIGHT Director since: 2018 Age: 59 Independent

Mr. McCreight has served as the Chief Executive Officer of Lulu’s Fashion Lounge Holdings, Inc., an online retail platform for women’s apparel and accessories, since April 2021. Lulu’s is a customer-driven, digitally-native fashion brand serving millions of Millennial and Gen Z consumers. Mr. McCreight also served as President of Urban Outfitters, Inc., parent of Urban Outfitters, Anthropologie Group, and Free People consumer brands whose products are distributed internationally through their digital, retail, and wholesale channels, from 2016 to 2018 and Chief Executive Officer of Anthropologie from 2011 to 2018. During his tenure as CEO of Anthropologie, Mr. McCreight led the company’s transformation from a store-centric brand to a best-in-class omnichannel platform while enhancing its customers’ brand experience. Previously, Mr. McCreight served as President of Under Armour from 2008 until 2010; and he was President, from 2005 to 2008, and Senior Vice President, from 2003 to 2005, of Lands’ End.

Qualifications

Mr. McCreight has executive experience leading high-profile retail brands in highly competitive and fast-evolving marketplaces. For over twenty years, Mr. McCreight led organizations in developing omnichannel strategies and digital competencies to expand the reach for new customers and strengthen relationships with existing customers. His deep experience as an omnichannel brand executive and successful track record qualify him to serve on our Board, particularly as CarMax continues to differentiate and grow its brand and enhance its omnichannel strategy.

Other Current Directorships Other Directorships within Past 5 Years Lulu’s Fashion Lounge Holdings, Inc. DAVIDsTEA, Inc. (2014-2018) Wolverine World Wide, Inc.

WILLIAM D. NASH Director since: 2016 Age: 53 President and Chief Executive Officer

Mr. Nash has been the President and Chief Executive Officer of CarMax since September 2016. He was promoted to President in February 2016. In 2012, he assumed the role of Executive Vice President, Human Resources and Administrative Services, where he oversaw human resources, information technology, procurement, loss prevention, employee health & safety, and construction & facilities. In 2011, Mr. Nash was promoted to Senior Vice President, Human Resources and Administrative Services. Previously, he served as Vice President and Senior Vice President of Merchandising, after serving as Vice President of Auction Services. Mr. Nash joined CarMax in 1997 as auction manager. Before joining CarMax, Mr. Nash, a CPA, held a variety of accounting roles at Circuit City.

Qualifications

As the chief executive officer of CarMax, Mr. Nash leads the Company’s day-to-day operations and is responsible for establishing and executing the Company’s strategic plans. His significant experience in the auto retail industry, his tenure with CarMax and his motivational leadership of more than 30,000 CarMax associates qualify him to serve on our Board.

Other Current Directorships Other Directorships within Past 5 Years None. None.

MARK F. O’NEIL Director since: 2019 Age: 63 Independent

Mr. O’Neil retired as Chief Operating Officer of Cox Automotive, a global automotive services and software company, in March 2019 after being named to the position in 2016 following Cox’s acquisition of Dealertrack Technologies, Inc., a publicly traded provider of software, marketing and e-commerce services for automotive retailers. At Cox, Mr. O’Neil led the rebuild of the Autotrader website to make it more interactive for consumers. Mr. O’Neil was CEO of Dealertrack from 2001 until the sale to Cox in 2015 and also served as President from 2001 to 2014. He was a director of Dealertrack from 2001 to 2015 and Chairman of the Board from 2005 to 2015. As CEO of Dealertrack, Mr. O’Neil led the company’s growth in becoming the leading provider of web-based software solutions and services for all major segments of the automotive retail industry, including creating the largest online auto credit application network in the U.S. and Canada. Mr. O’Neil began his career at Intel Corporation and subsequently worked for McKinsey & Co. before moving to the automotive industry in the late 1980s. His experience in the automotive industry includes serving as President of Ertley MotorWorld, a dealer group based in Pennsylvania. From this traditional retail dealer group, Mr. O’Neil went on to work on the development and rollout of CarMax, serving in various roles at CarMax from 1992 until 2000, including as Vice President from 1997 to 2000. From 2000 through 2001, Mr. O’Neil was President and COO of Greenlight.com, an online automotive sales website.

Qualifications

Mr. O’Neil’s extensive experience as a chief executive and a leader at the intersection of auto retail and technology uniquely qualifies him to serve on our Board. During his over 30-year career in auto retail, Mr. O’Neil led several companies through periods of significant retail innovation, using technology solutions to disrupt and transform financing, insurance, marketing and other activities within the automotive retail sales and service processes.

Other Current Directorships Other Directorships within Past 5 Years None. None.

PIETRO SATRIANO Director since: 2018 Age: 59 Independent

Mr. Satriano has been the Chief Executive Officer and a director of US Foods Holding Corp., a publicly held foodservice distributor, since July 2015 and Chairman of the US Foods board from December 2017 through February 2022. Prior to that, Mr. Satriano served as Chief Merchandising Officer of US Foods from February 2011 until July 2015. Before joining US Foods, Mr. Satriano was President of LoyaltyOne Canada from 2009 to 2011 and served in a number of leadership positions at Loblaw Companies Limited, including Executive Vice President, Loblaw Brands, and Executive Vice President, Food Segment, from 2002 to 2008. Mr. Satriano began his career in strategy consulting, first in Toronto, Canada with what is now The Boston Consulting Group, and then in Milan, Italy with the Monitor Company.

Qualifications

Mr. Satriano’s chief executive experience at US Foods, as well as his extensive executive experience at consumer-facing companies, qualify him to serve on our Board. In his role as CEO, Mr. Satriano is leading US Foods’ strategy of using technology and e-commerce solutions to fuel future growth in the highly-competitive and rapidly-evolving foodservice distribution industry.

Other Current Directorships Other Directorships within Past 5 Years US Foods Holding Corp. None.

MARCELLA SHINDER Director since: 2015 Age: 55 Independent

Ms. Shinder served as Global Head of Partnerships at WeWork Companies, Inc. a technologically driven global provider of shared working spaces, from April 2019 to November 2019. Ms. Shinder joined WeWork in March 2018, serving as Global Head of Marketing until April 2019. At WeWork, Ms. Shinder was responsible for leading a global, integrated, omnichannel marketing agenda. Prior to WeWork, Ms. Shinder was Chief Marketing Officer at WorkMarket, a venture-backed enterprise software-as-a-service company acquired by ADP, from 2016 until 2018. Before that, Ms. Shinder was Chief Marketing Officer of Nielsen Holdings plc, a global measurement and data analytics company from 2011 to 2016 where she transformed the company’s digital properties and positioned it for success as a leader in digital measurement. Prior to joining Nielsen, Ms. Shinder held various executive roles during her 17 years with American Express, including Head of Marketing and General Manager of divisions including OPEN Small Business and Global Business Travel where her work and leadership earned numerous industry accolades for digital leadership and marketing innovation. Ms. Shinder joined Charlesbank Capital Partners, a private equity firm, in 2020 as an Advisory Director. Ms. Shinder is also a founding member of Brilliant Friends Investing, a venture capital fund for women-founded businesses.

Qualifications

Ms. Shinder’s experiences as the lead marketing officer of innovative technology companies, as a senior executive at a leading global measurement and data analytics company, and at a large consumer financial services organization focused on consumer lending, qualify her to serve on our Board. Further, Ms. Shinder’s deep experience with omnichannel media and marketing, digital transformation, big data and analytics, AI and advanced technologies, cybersecurity, marketing and product innovation, and social media and branding enable her to provide additional insight to our Board and its committees.

Other Current Directorships Other Directorships within Past 5 Years None. None.

MITCHELL D. STEENROD Director since: 2011 Age: 55 Lead Independent Director

Mr. Steenrod is the retired Senior Vice President and Chief Financial Officer of Pilot Travel Centers LLC, the nation’s largest operator of travel centers and truck stops. Mr. Steenrod joined Pilot Travel Centers in 2001 as controller and treasurer. In 2004, he was promoted to Senior Vice President and Chief Financial Officer and held this position until his retirement in 2018. During his tenure as CFO, Mr. Steenrod also had oversight responsibility for the technology, business development, supply chain and legal departments. Previously, he spent 12 years with Marathon Oil Company and Marathon Ashland Petroleum LLC in a variety of positions of increasing responsibility in accounting, general management and marketing.

Qualifications

Mr. Steenrod’s extensive retail industry and operational experience as well as his experience implementing successful growth strategies, including participating in several large acquisitions and business combinations at Marathon Ashland Petroleum LLC and Pilot, qualify him to serve on our Board. Additionally, Mr. Steenrod’s extensive financial and accounting experience, including his years of experience as a chief financial officer, strengthens our Board through his understanding of accounting principles, financial reporting rules and regulations, internal controls, and technology oversight.

Other Current Directorships Other Directorships within Past 5 Years Recharge Acquisition Corp. None.

CORPORATE GOVERNANCE

CarMax is committed to good corporate governance. In this section of the proxy statement we describe our governance policies and practices and the role our Board plays in shaping them.

Overview

Our business and affairs are managed under the direction of the Board in accordance with the Virginia Stock Corporation Act, our articles of incorporation and our bylaws. The standing committees of the Board are the Audit Committee, the Compensation and Personnel Committee, the Nominating and Governance Committee, and the Technology and Innovation Committee.

The Board and its committees direct our governance practices. The Board has made significant changes to those practices in recent years in response to shareholder feedback and based on evolving practices and the Board’s independent judgment. Demonstrating its continued interest in adopting meaningful shareholder focused changes, since 2011 the Board has:
•added a standing Technology and Innovation Committee;
•approved a majority vote standard for the election of directors;
•established annual elections for all directors;
•adopted a mandatory director retirement policy providing that directors, with limited exceptions, may not stand for reelection after reaching age 76;
•adopted a proxy access right for eligible CarMax shareholders; and
•allowed CarMax’s shareholder rights plan to expire without renewal.

These changes supplement longstanding good governance practices, such as maintaining a largely independent Board (9 of 11 director nominees) and appointing a lead independent director to lead meetings of the independent directors and work alongside the chair.

As part of its commitment to board refreshment and seeking diverse perspectives and skills in new directors, in recent years the Board has added six independent directors (Ms. Chawla in 2017, Mr. Bensen, Mr. Hombach (who is not standing for re-election), Mr. McCreight, and Mr. Satriano in 2018, and Mr. O’Neil in 2019).

In addition to improvements to our governance practices, we have implemented several initiatives and programs to support our commitment to having a positive impact on our people, communities, and the environment. We discuss these initiatives and programs as well as reporting our progress in environmental, social, and governance (ESG) matters in our annual Responsibility Report, which we first published in December 2019. The preparation of the report is overseen by a management-level ESG Leadership Team, which reports directly to Bill Nash, our Chief Executive Officer and President. In addition, the Nominating and Governance Committee has oversight for corporate and social responsibility, environmental, and sustainability matters, including the Responsibility Report. We expect to publish the 2022 Responsibility Report on our website in May 2022.

The Board has approved documents that memorialize our governance standards and practices. These documents include our bylaws, our corporate governance guidelines and a code of business conduct. These documents, each of which is described below, are available under the “Governance” link at investors.carmax.com. We will send you a printed copy of any of these documents without charge, upon written request to our Corporate Secretary at CarMax, Inc., 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238.

Bylaws	Our bylaws regulate the corporate affairs of CarMax. They include provisions relating to shareholder meetings, voting, the nomination of directors and the proxy access right.
Corporate Governance Guidelines	Our corporate governance guidelines set forth the Board’s practices with respect to its responsibilities, qualifications, performance, direct access to associates and independent advisors, compensation, continuing education, and management evaluation and succession. The guidelines also include director stock ownership requirements.
Code of Business Conduct
Our code of business conduct is the cornerstone of our compliance and ethics program. It applies to all CarMax associates and Board members. It includes provisions relating to honest and ethical conduct, compliance with laws, the handling of confidential information and diversity. It explains how to use our associate help line and related website, both of which allow associates to report misconduct anonymously. It also describes our zero-tolerance policy on retaliation for making such reports.

Any amendment to, or waiver from, a provision of this code for our directors or executive officers will be promptly disclosed under the “Governance” link at investors.carmax.com.

Corporate Responsibility and Sustainability

For over 25 years, CarMax has transformed the way people buy and sell cars. When CarMax first opened its doors in 1993, we made a commitment to conduct business in an ethical, honest, and transparent way. As we have grown from that first store to over 200 locations and approximately 33,000 associates, so too has grown our ability to positively impact and support our associates, our customers, our communities, and our environment.

At CarMax, we believe that acting responsibly not only serves our core values but also drives the long-term, sustainable value of CarMax for all of our stakeholders, including our associates, customers, communities, and shareholders.

We continue to develop the governance structure that serves as the foundation of our Environmental, Social, and Governance (“ESG”) efforts. In fiscal 2021, we established a leadership team (which we refer to as our ESGLT) to manage and drive support of our social responsibility initiatives. During fiscal 2022, we more clearly defined the roles of the leaders within this team. Our Vice President of Corporate Social Responsibility (“VP-CSR”) leads our ESGLT and the related Social work tracks. She routinely partners with our Vice President of Store Delivery and Support Services, who oversees our Environmental work tracks, and our Vice President, Deputy General Counsel and Corporate Secretary, who oversees the Governance work tracks. These three associates guide our medium- to long-term ESG strategies and prioritization and ensure alignment of ESG initiatives with senior management and the Board. The ESGLT receives frequent guidance from our President and CEO, who sponsors and oversees the strategy and execution of our ESG work.

Our ESG governance framework is formalized at the Board level through our Nominating and Governance Committee. The Nominating and Governance Committee Charter outlines the responsibility of its members to consider corporate and social responsibility, environmental and sustainability matters as necessary, as well as to make recommendations to the Board, or take action with respect to appropriate ESG matters.

Our ESG oversight structure is specifically designed to ensure deep alignment of our company values and our business strategy, and, in fiscal 2022, with the guidance of a third-party advisor, we identified the key ESG issues most relevant and impactful to our business. We recognize the value of open communication with all of our stakeholders, and we will continue to work relentlessly to ensure we are focused on the issues that matter most.

We organize our approach to responsibility and sustainability around four main pillars: Putting People First, Protecting the Environment, Caring for Our Communities, and Ensuring Responsible Governance and Ethics.

PUTTING PEOPLE FIRST

A FORTUNE “100 Best Companies to Work For®” for eighteen consecutive years, we are proud to provide an award-winning workplace where we help our associates progress on their career journey and achieve their career goals. Our people are our priority and central to our success at CarMax. In fiscal 2022, we amplified the voice of our associates by revamping our employee engagement practices. We increased the frequency of our associate surveys and incorporated questions on inclusion and belonging, to better assess the health and well-being of our associates and our workplace culture.

Building on our long-standing commitment to diversity and inclusion (“D&I”), we further invested in fostering our culture of belonging in 2021. We expanded our D&I team with new members focused on advancing our vision, and fully integrated our diversity and inclusion leaders into our broader CSR team. Additionally, more than 95% of CarMax employees and all of our Board members completed quarterly D&I educational lessons exploring important topics such as unconscious bias, empathy, and allyship in the workplace.

We are also committed to approaching compensation through the lens of equity, with a focus on ensuring that associate compensation is fair, competitive, and that it fully reflects our value of Putting People First. We made good on this commitment in fiscal 2022 and increased the hourly rate for a significant portion of our field associates following a comprehensive review of our Company-wide pay structure. As of February 28, 2022, all of our associates were paid above the applicable minimum wage.

PROTECTING THE ENVIRONMENT

In 2021, CarMax established greenhouse gas (GHG) emission reduction targets to demonstrate our commitment to reducing our carbon footprint: we intend to reduce Scope 1 and Scope 2 GHG emissions by 50% by 2025 against our 2018 baseline and achieve net-zero carbon emissions by 2050 in alignment with the Paris Agreement. We plan to report our Scope 1 and Scope 2 GHG emissions in our 2022 Responsibility Report. We have continued to focus on decreasing overall energy use and increasing use of renewable energy, while also taking important steps to ensure CarMax has the foundational pieces in place to meet our ambitious emissions goals. All CarMax stores now operate with energy-efficient exterior LED lighting, and we have begun retrofitting interior lighting as well.

CARING FOR OUR COMMUNITIES

We view the success of our business as fundamentally linked to the health and well-being of our local communities. Last year was no exception, and we paired our return to in-person volunteering with new efforts to continue our focus on supporting the communities in which we live and work.

In 2020, we took a strong stand against racial injustice, pledging $1 million to organizations that promote fairness and inclusion. This marked an important step in our journey to create lasting change in our communities. Guided by our values, we were inspired by a desire to affect people’s lives in real, tangible ways and fulfilled our initial commitment by investing in nonprofits making an impact on individuals. We believe that everyone should have the same opportunities to reach their full potential, and we are continuing to focus our efforts on promoting equitable access to economic opportunity in communities nationwide. We are focused on four pathways to achieve economic opportunity for underrepresented communities: education, careers, access to credit and financial education, and entrepreneurship.

In fiscal 2022 we invested more than $9.5 million through The CarMax Foundation and our corporate philanthropy efforts. We also equipped our associates to connect in meaningful ways with their local communities as we continued our work with nonprofits providing individuals with access to economic opportunities, built playgrounds, wrote letters to veterans, packaged care kits for our most vulnerable community members, and volunteered our time to support our communities’ most pressing needs. We also expanded our Care Card program in conjunction with Giving Tuesday, with more than 22,000 associates participating by donating $50 to a nonprofit of their choice, which resulted in donations of over $1.1 million to more than 8,000 nonprofits. These are just a few of the many ways CarMax and our associates supported our local communities over the past year.

ENSURING RESPONSIBLE GOVERNANCE AND ETHICS

Sound Corporate Governance
Our Board and management have adopted governance standards and practices that seek to further our commitment to integrity while ensuring effective enterprise risk management. Our compliance and ethics program works to ensure full legal and regulatory compliance across all aspects of our business.

Ethics
Our fundamental principle of integrity is reflected in the way we serve our customers, treat each other, and deliver our products. We rely on our fair and responsible business practices, our code of business conduct training, and benchmarking and improvements to our compliance and ethics program to maintain our culture of integrity. This culture is a distinct competitive advantage and allows us to attract and maintain a high-performing workforce.

Data Security and Consumer Privacy
Our comprehensive, risk-based approach to safeguarding information reflects our commitment to do the right thing and protect the sensitive data of those who trust in us.

As an auto retailer and financial institution, we are required to collect a significant amount of sensitive information to protect our business and our customers from fraudulent activity and to comply with regulatory requirements. As such, we take the responsibly to collect and protect sensitive data seriously and maintain a comprehensive program of technical solutions, procedural requirements and policies, staffed by well-trained and experienced cybersecurity and privacy professionals. Although the risks of cybersecurity breaches are dynamic, and potentially only growing as our reliance on digital operations increases, in the last three fiscal years, to our knowledge no information security breach has resulted in material expenses or the material compromise of our customers’ or employees’ sensitive information. Given the potential impact and dynamic nature of cybersecurity threats, our management team briefs either the full Board or a committee of the Board on a quarterly basis on topics related to technology and cybersecurity risk.

RESPONSIBILITY REPORTING

We publish our Responsibility Report annually, which is available at socialresponsibility.carmax.com. We expect to post the 2022 Responsibility Report in May 2022. The Responsibility Report includes a comprehensive discussion of the initiatives and programs we have implemented to support our commitment to having a positive impact on our people, communities, and the environment. In preparing the Responsibility Report we considered various standards, frameworks, ratings, and rankings for responsibility and sustainability reporting. Several of the metrics and narrative disclosures in the report align with the guidance provided by the Sustainability Accounting Standards Board (“SASB”) for the Consumer Goods Sector.

The Responsibility Report is reviewed by our Nominating and Governance Committee and our Board.

Independence

Our Board, in consultation with the Nominating and Governance Committee, evaluates the independence of our directors and director nominees at least annually. The most recent evaluation took place in April 2022. During this evaluation, the Board considered transactions between the directors (and their immediate family members) and the Company and its affiliates. The Board determined that the following directors are independent under the listing standards of the New York Stock Exchange (“NYSE”):

Peter J. Bensen	David W. McCreight
Ronald E. Blaylock	Mark F. O’Neil
Sona Chawla	Pietro Satriano
Shira Goodman	Marcella Shinder
Robert J. Hombach	Mitchell D. Steenrod

Mr. Folliard is not independent because he was an executive officer of CarMax until 2016, and Mr. Nash is not independent because he is currently an executive officer of CarMax. In assessing independence, the Board considered transactions not just between CarMax and the individual directors themselves (and their immediate family members), but also between CarMax and entities associated with the directors or their immediate family members. The Board’s review included the following:

▪Ms. Chawla joined CDW Corporation as an executive officer in January 2020. CarMax purchased technology solutions from CDW in the ordinary course of business in fiscal 2020, fiscal 2021 and fiscal 2022. In addition, CDW acts as a value-added reseller of Microsoft products to CarMax. While CarMax does not make payments to CDW for this service, CDW does receive compensation from Microsoft in connection with products purchased under this arrangement. The payments from CarMax or in connection with sales to CarMax in each of the last three fiscal years did not exceed the greater of $1 million or 2% of the total net sales of CDW in each year.

The Board determined that this relationship did not impair the independence of Ms. Chawla.

Board Leadership Structure

CarMax has historically split the roles of CEO and Board chair. Mr. Folliard was our CEO from 2006 until his retirement in 2016, at which time the Board appointed Mr. Nash as CEO and Mr. Folliard as non-executive chair. The Board determined that Mr. Folliard’s long history of leading the Company uniquely positions him to serve as non-executive chair.

As non-executive chair of our Board, Mr. Folliard is responsible for chairing Board and shareholder meetings, attending meetings of the Board’s committees with the approval of the respective committee, and assisting management in representing CarMax to external groups as needed and as determined by the Board. The Board elects its chair annually.

Mr. Nash oversees the day-to-day affairs of CarMax and directs the formulation and implementation of our strategic plans. We believe that this leadership structure is currently the most appropriate for CarMax because it allows our CEO to focus primarily on our business strategy and operations while leveraging the experience of our chair to direct the business of the Board.

Mr. Steenrod, a director since 2011, was appointed as the Board’s lead independent director in 2019. As lead independent director, Mr. Steenrod serves as the principal liaison between the independent, non-management directors and the CEO, and is responsible for setting the agendas for Board meetings, presiding over executive sessions of the independent directors, coordinating feedback from directors in connection with the evaluations of the CEO and each director, and acting as chair of any Board meeting when the non-executive chair is not present. The Board elects its lead independent director annually.

Our Board periodically reviews this structure and recognizes that, depending on the circumstances, a different leadership model might be appropriate. The Board has no fixed policy on whether the roles of chair and CEO should be separate or combined, which maintains flexibility based on CarMax’s needs and the Board’s assessment of the Company’s leadership. Our corporate governance guidelines do provide that the Board appoint a lead independent director in the event the CEO is elected chair or the chair otherwise does not qualify as independent.

Board Committees

During fiscal 2022, the Board had four standing committees: Audit, Compensation and Personnel, Nominating and Governance and Technology and Innovation. Each committee is composed solely of independent directors as that term is defined in applicable rules of the U.S. Securities and Exchange Commission (“SEC”) and the NYSE.

Each committee is composed solely of independent directors.	In addition, all members of the Compensation and Personnel Committee qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code and “non-employee directors” as defined by Rule 16b-3 under the Securities Exchange Act of 1934. Each committee has a charter that describes the committee’s responsibilities. These charters are available under the “Governance” link at investors.carmax.com or upon written request to our Corporate Secretary at CarMax, Inc., 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238.

The table below lists the members and summarizes the responsibilities of the four committees.

Committee	Members	Responsibilities
Audit	Peter J. Bensen (Chair) Robert J. Hombach* David W. McCreight Mark F. O’Neil
The Audit Committee assists in the Board’s oversight of:

•the integrity of our financial statements;
•our compliance with legal and regulatory requirements;
•the independent auditors’ qualifications, performance and independence; and
•the performance of our internal audit function.

The Audit Committee retains and approves all fees paid to the independent auditors, who report directly to the Committee. Each member of the Audit Committee is financially literate, with Mr. Bensen considered an audit committee financial expert under the standards of the NYSE and the SEC.

The Audit Committee’s report to shareholders can be found on page 26.

* Mr. Hombach resigned from the Audit Committee effective March 31, 2022.

Compensation and Personnel	Ronald E. Blaylock (Chair) Sona Chawla Mitchell D. Steenrod
The Compensation and Personnel Committee assists in the Board’s oversight of:

•our executive compensation philosophy;
•our executive and director compensation programs, including related risks;
•salaries, short- and long-term incentives and other benefits and perquisites for our CEO and other executive officers, including any severance agreements;
•the administration of our incentive compensation plans and all equity-based plans;
•management succession planning, including for our CEO; and
•our strategy, policies and practices related to human capital management, including talent management, associate engagement and diversity and inclusion.

The Compensation and Personnel Committee has sole authority to retain and terminate its independent compensation consultant, as well as to approve the consultant’s fees.

The Compensation and Personnel Committee’s report to shareholders can be found on page 46.

Nominating and Governance	Shira Goodman (Chair) Pietro Satriano Marcella Shinder
The Nominating and Governance Committee assists in the Board’s oversight of:

•Board organization and membership, including by identifying individuals qualified to become members of the Board, considering director nominees submitted by shareholders, and recommending director nominees to the Board;
•corporate and social responsibility, environmental and sustainability matters; and
•our corporate governance guidelines.

Technology and Innovation	Sona Chawla (Chair) Mark F. O’Neil Marcella Shinder
The Technology and Innovation Committee assists in the Board’s oversight of:

•our technology, omni-channel, digital, e-commerce, and innovation strategies;
•significant emerging technology, omni-channel, e-commerce, digital, and innovation trends;
•major technology related project progress, budgets, and effectiveness;
•our development and commercial use of data assets, data science, and machine learning;
•CarMax’s intellectual property portfolio; and
•risks and exposures related to cybersecurity, data privacy, and business continuity matters.

Board and Committee Meetings

During fiscal 2022, our Board met four times and our Board committees met a combined 23 times. Each incumbent director attended 93% or more of the total number of meetings of the Board and the committees on which he or she served. The average attendance of all of our incumbent directors in fiscal 2022 was 98%. We expect our directors to attend the annual meeting of shareholders and all of our incumbent directors did so in 2021.

Our independent directors meet in executive session, without management present, at least once during each regularly scheduled Board meeting. Our lead independent director presides over these executive sessions. In addition, our non-management directors meet in executive session, also without management present, at least once during each regularly scheduled Board meeting. As chair, Mr. Folliard presides over these executive sessions. The table below lists the number of Board and committee meetings in fiscal 2022 and discloses each director’s attendance.

Director	Board	Audit	Compensation and Personnel	Nominating and Governance	Technology and Innovation
Peter J. Bensen	4	10*	—	—	—
Ronald E. Blaylock	4	—	5*	—	—
Sona Chawla	4	—	5	—	4*
Thomas J. Folliard	4*	—	—	—	—
Shira Goodman	4	—	—	4*	—
Robert J. Hombach***	4	10	—	—	—
David W. McCreight	4	9	—	—	—
William D. Nash	4	—	—	—	—
Mark F. O’Neil	4	9	—	—	4
Pietro Satriano	4	—	—	4	—
Marcella Shinder	4	—	—	4	4
Mitchell D. Steenrod	4**	—	5	—	—
TOTAL MEETINGS	4	10	5	4	4
* Chair
** Lead independent director
*** Mr. Hombach is not standing for reelection at this year’s annual meeting and resigned from the Audit Committee, effective March 31, 2022.

Selection of Directors

CRITERIA

The Board and the Nominating and Governance Committee believe that the Board should include directors with diverse backgrounds and that directors should have, at a minimum, high integrity, sound judgment and significant experience or skills that will benefit the Company. In addition, the Board amended our corporate governance guidelines in 2019 to include an affirmative statement that the Nominating and Governance Committee will consider candidates with diversity of experience and background, including ethnic and gender diversity, when searching for new directors.

We believe our Board should include directors with diverse backgrounds, including ethnic and gender diversity.	The Committee takes into account a number of additional factors in assessing director nominees, including the current size of the Board, the particular challenges facing CarMax, the Board’s need for specific skills or perspectives, and the nominee’s character, reputation, experience, independence from management and ability to devote the requisite time.

We believe that the diverse backgrounds and experiences of our current directors demonstrate the Committee’s success.

PROCESS

The Nominating and Governance Committee screens and recommends candidates for nomination by the Board. The Committee may consider input from several sources, including Board members, shareholders, outside search firms, and management. The Committee evaluates candidates in the same manner regardless of the source of the recommendation, using the criteria summarized above. Shareholders may send their recommendations for director candidates to the attention of our Corporate Secretary at CarMax, Inc., 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238.

Our bylaws include proxy access provisions, which enable eligible CarMax shareholders to have their own director nominee included in the Company’s proxy materials along with candidates nominated by our Board. Our proxy access right permits an eligible shareholder, or a group of up to 20 shareholders, to nominate and include in CarMax’s proxy materials directors constituting up to 20% of the Board of Directors. To be eligible, the shareholder or shareholder group must have owned 3% or more of our outstanding capital stock continuously for at least three years and satisfy certain notice and other requirements set forth in our bylaws. Shareholders who wish to include director nominations in our proxy statement or nominate directors directly at an annual shareholders meeting must follow the instructions under “Shareholder Proposal Information” on page 74.

EVALUATION AND REFRESHMENT

In connection with the annual election of directors and at other times throughout the year, the Nominating and Governance Committee considers whether our Board has the right mix of skills and experience to meet the challenges facing CarMax. In addition, as reflected in the 2019 amendments to our corporate governance guidelines, the Nominating and Governance Committee strives to ensure that the Board reflects a diversity of experience and background, including ethnic and gender diversity.

One of the processes that assists the Committee in its consideration is our Board’s annual evaluation process. The Board and each of its committees conducts a self-evaluation. In addition, the chair, lead independent director and Committee preside over a thorough peer evaluation process in which every year each individual director completes an individual evaluation for each of the other directors. The collective comments of the directors are compiled and presented by the chair, or by the lead independent director, with respect to the chair’s evaluation, to the full Board for discussion. The results of these evaluations assist the Committee in determining both whether to nominate incumbent directors for reelection and whether to search for additional directors.

As part of its consideration, the Committee reviews both the age and tenure of incumbent directors. Our Board has adopted a mandatory director retirement policy providing that directors may not stand for re-election after reaching age 76. The Board may waive this limitation in appropriate circumstances.

Our Board has undergone significant refreshment in the past several years, with five of our nine independent director nominees having joined the Board since 2017. The fresh perspectives and diversity of skills of the directors recently added to the Board, coupled with the institutional knowledge of the tenured independent directors, provides the Board with ample experience and leadership.

The average tenure of our director nominees is 8 years, and the average age of our director nominees is 58 years.

Key Board Responsibilities

BOARD’S ROLE IN SUCCESSION PLANNING

The Board oversees the recruitment, development and retention of executive talent. As part of its oversight, the Board regularly reviews short- and long-term succession plans for the Chief Executive Officer and other executive officer positions. In assessing possible CEO candidates, the independent directors identify the skills, experience and other attributes they believe are required to be an effective CEO in light of CarMax’s business strategies, opportunities and challenges.

The Board also considers its own succession. In doing so, the Nominating and Governance Committee and the Board take into account, among other things, the needs of the Board and the Company in light of the overall composition of the Board with a view to achieving a balance of skills, experience and attributes that would be beneficial to the Board’s oversight role.

BOARD’S ROLE IN STRATEGIC PLANNING

The Board has oversight responsibility for our business strategy and strategic planning. While the formulation and implementation of CarMax’s strategic plan is primarily the responsibility of management, the Board plays an active role. This includes not only monitoring progress made in executing the strategic plan, but also regularly evaluating the strategy in light of evolving operating and economic conditions, shifts in market fundamentals, technology and consumer preferences. The Board carries out its role primarily through regular reviews of the Company’s strategic plan and discussions with management, which include both broad-based presentations and more in-depth analyses and discussions of specific areas of focus. In addition, regular Board meetings throughout the year include presentations and discussions with management on significant initiatives implementing the strategic plan; developments affecting an area of the Company’s business; and on trends, competition, and emerging challenges and opportunities. The Board also reviews the strategic plan, including actions taken and planned to implement the strategy, as part of its review and approval of the annual budget.

The Board’s oversight of risk management enhances the directors’ understanding of the risks associated with the Company’s strategic plan and its ability to provide guidance to and oversight of senior management in executing the Company’s strategy.

BOARD’S ROLE IN RISK OVERSIGHT

Taking reasonable and responsible risks is an inherent part of our strategy and is critical to achieving our strategic objectives. Our Board undertakes its responsibility to oversee risks to CarMax through a risk governance framework designed to:
•identify critical risks;
•allocate responsibilities for overseeing those risks to the Board and its committees; and
•evaluate the Company’s risk management processes.

The Board does not view risk in isolation. Rather, it considers risks in its business decisions and as part of CarMax’s business strategy. This consideration occurs in the ordinary course of the Board’s business and is not tied to any of the formal processes described below, although it is enhanced by those processes.

The following table describes the components of CarMax’s risk governance framework.

Assignment of Risk Categories to Board and its Committees	The Board has assigned oversight of certain key risk categories to either the full Board or one of its committees. For each category, management reports regularly to the Board or the assigned committee, as appropriate, describing CarMax’s strategies for monitoring, managing and mitigating risks that fall within that category.

Examples of the risk categories assigned to each committee and the full Board are described below. This list is not comprehensive and is subject to change:
	▪	Audit Committee: oversees risks related to financial reporting, compliance and ethics, and legal and regulatory issues.
	▪	Compensation and Personnel Committee: oversees risks related to human resources and compensation practices.
	▪	Nominating and Governance Committee: oversees risks related to government affairs, CarMax’s reputation, social responsibility, and environmental and sustainability matters.
	▪	Technology and Innovation Committee: oversees risks related to information technology, cybersecurity, and business continuity.
	▪	Board: oversees risks related to the economy, competition, shareholder relations, finance and strategy.
Enterprise Risk Management
Risk Committee: We have a management-level Risk Committee, which is chaired by Enrique Mayor-Mora, our Senior Vice President and Chief Financial Officer (“CFO”), and includes as members other leaders from across CarMax. The Risk Committee meets periodically to identify and discuss the risks facing CarMax.

Board Reporting: The Risk Committee delivers biannual reports to the Board identifying the most significant risks facing the Company.
Board Oversight: On an annual basis, Mr. Mayor-Mora, on behalf of the Risk Committee, discusses our procedures for identifying significant risks with the Audit Committee.
Other Processes that Support Risk Oversight and Management	The Board oversees other processes that are not intended primarily to support enterprise risk management, but that assist the Company in identifying and controlling risk. These processes include our compliance and ethics program, our internal audit function, pre-filing review of SEC filings by our management-level disclosure committee, and the work of our independent auditors.

We believe that our Board leadership structure, discussed in detail beginning on page 18, supports the Board’s risk oversight function. Our chair, lead independent director and committee chairs set agendas and lead meetings to ensure strong risk oversight, while our CEO and his management team are charged with managing risk.

Related Person Transactions

Our Board has adopted a written Related Person Transactions Policy that applies to any transaction in which:
•CarMax or one of its affiliates is a participant;
•the amount involved exceeds $120,000; and
•the related person involved in the transaction (whether a director, executive officer, owner of more than 5% of our common stock, or an immediate family member of any such person) has a direct or indirect material interest.

We did not have any related person transactions in fiscal 2022.
A copy of our policy is available under the “Governance” link at investors.carmax.com. The Audit Committee is responsible for overseeing the Company’s policy and reviewing any related person transaction that is required to be disclosed pursuant to SEC rules.

In reviewing related person transactions, the Audit Committee considers, among other things:
•the related person’s relationship to CarMax;
•the facts and circumstances of the proposed transaction;

•the aggregate dollar amount involved in the transaction;
•the related person’s interest in the transaction, including his or her position or relationship with, or ownership in, an entity that is a party to, or has an interest in, the transaction; and
•the benefits to CarMax of the proposed transaction and, if applicable, the terms and availability of comparable products and services from unrelated third parties.

The Audit Committee will approve or ratify a related person transaction only if it determines that: (i) the transaction serves the best interests of CarMax and its shareholders; or (ii) the transaction is on terms reasonably comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

We did not have any related person transactions in fiscal 2022.

Shareholder Outreach and Engagement

We believe that strong corporate governance should include engagement with our shareholders to enable us to understand and respond to shareholder concerns. Our senior management team, including our CEO, CFO, and members of our Investor Relations team, maintain regular contact with a broad base of investors, including through quarterly earnings calls, individual meetings, and other channels for communication, to understand their concerns.

Additionally, in fiscal 2022, we led a proactive shareholder outreach program. Our shareholder outreach program is led by a cross-functional team that includes members of our senior management team, Investor Relations, ESG, and Legal functions. Members of our Board are also involved, as appropriate. In fiscal 2022, we held meetings with shareholders representing a significant percentage of our investor base and covered topics important to our shareholders, including environmental, social, and governance (ESG) matters; our unique CarMax culture; board refreshment, qualifications and diversity; and cybersecurity, among other topics.

In the past several years, several enhancements to our policies and practices have been informed by shareholder feedback. For example:

•Our Board of Directors established a Technology and Innovation Committee in 2021.
•We incorporated diversity training goals into our Annual Incentive Bonus Program for fiscal 2022.
•We announced our commitment to achieving net zero greenhouse gas (GHG) emissions by 2050 and a 50% reduction in GHG emissions by 2025, compared with a 2018 baseline.
•We expect to disclose EEO-1 data in our 2022 Responsibility Report.
•We committed to provide enhanced transparency regarding our corporate contributions for candidates for public office, as well as our membership in certain trade associations. We expect to publicize this information in our 2022 Responsibility Report.

Shareholder Communication with Directors

Shareholders or other interested parties wishing to contact the Board or any individual director may send correspondence to CarMax, Inc., c/o Corporate Secretary, 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238, or may send an e-mail to chair@carmax.com, which is monitored by John M. Stuckey, III, our Corporate Secretary. Mr. Stuckey will forward to the Board or appropriate Board member any correspondence that deals with the functions of the Board or its committees or any other matter that would be of interest to the Board. If the correspondence is unrelated to Board or shareholder matters, it will be forwarded to the appropriate department within the Company for further handling.

PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking you to ratify the Audit Committee’s appointment of KPMG LLP (“KPMG”) as CarMax’s independent registered public accounting firm for fiscal 2023. KPMG has served as our independent registered public accounting firm continuously since our separation from Circuit City Stores, Inc. (“Circuit City”) in fiscal 2003, and also served as Circuit City’s independent registered public accounting firm from the incorporation of CarMax, Inc. in 1996 through the separation. KPMG has been appointed by the Audit Committee to continue as CarMax’s independent registered public accounting firm for fiscal 2023. The members of the Audit Committee and the Board believe that the continued retention of KPMG to serve as CarMax’s independent registered public accounting firm is in the best interests of CarMax and its shareholders.

The Audit Committee is directly responsible for the appointment, compensation, retention, evaluation, and oversight of the independent registered public accounting firm retained to audit CarMax’s financial statements. In accordance with the SEC-mandated rotation of the audit firm’s lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of KPMG’s lead engagement partner and were directly involved in the selection of KPMG’s current lead engagement partner, whose period of service began in fiscal 2023. Furthermore, in order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm.

Although we are not required to seek shareholder ratification, we are doing so as a matter of good corporate governance. If the shareholders do not ratify the appointment of KPMG, the Audit Committee will reconsider its decision. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that a change would be in the best interests of CarMax and its shareholders.

We expect that representatives of KPMG will attend the annual shareholders meeting. They will be given the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

The Board recommends a vote FOR Proposal Two.

AUDIT COMMITTEE REPORT

The Audit Committee reports to and acts on behalf of CarMax’s Board of Directors by providing oversight of the integrity of the Company’s financial statements, the Company’s independent and internal auditors, and the Company’s compliance with legal and regulatory requirements. The Audit Committee operates under a written charter adopted by the Board, which is reviewed annually and is available under the “Governance” link at investors.carmax.com. The members of the Audit Committee meet the independence and financial literacy requirements of the NYSE and the SEC.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements and the establishment of effective internal control over financial reporting. KPMG, the Company’s independent registered public accounting firm, is responsible for auditing those financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and expressing an opinion on the conformity of CarMax’s audited financial statements with generally accepted accounting principles and on the effectiveness of CarMax’s internal controls over financial reporting. In this context, the Audit Committee has met and held discussions with management, KPMG and the Company’s internal auditors, meeting 10 times in fiscal 2022.

Management represented to the Committee that the Company’s fiscal 2022 consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee reviewed and discussed the fiscal 2022 consolidated financial statements with management and KPMG.

The Committee has discussed with KPMG the matters required to be discussed by the applicable requirements of the PCAOB and the SEC, including significant accounting policies and the quality, not just the acceptability, of the accounting principles utilized. The Committee has also received from KPMG the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee regarding independence, and the Audit Committee has discussed with KPMG the firm’s independence. The Audit Committee concluded that KPMG is independent from the Company and management.

In reliance on these reviews and discussions, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2022, for filing with the SEC.

AUDIT COMMITTEE

Peter J. Bensen, Chair
David W. McCreight
Mark F. O’Neil

AUDITOR FEES AND PRE-APPROVAL POLICY

Auditor Fees and Services

The following table sets forth fees billed by KPMG for fiscal 2021 and 2022.

	Years Ended February 28
Type of Fee	2022	2021
Audit Fees(a)	$2,768,058	$2,193,000
Audit-Related Fees(b)	570,000	570,000
Tax Fees(c)	110,000	1,462
TOTAL FEES	$3,448,058	$2,764,462
(a)This category includes fees associated with the annual audit of CarMax’s consolidated financial statements and the audit of CarMax’s internal control over financial reporting. It also includes fees associated with quarterly reviews of CarMax’s unaudited consolidated financial statements.
(b)This category includes fees associated with agreed-upon procedures and attestation services related to our financing and securitization program.
(c)This category includes fees associated with tax compliance, consultation and planning services.

Approval of Auditor Fees and Services

The Audit Committee’s charter provides for pre-approval of audit and non-audit services to be performed by the independent auditors. The Committee typically pre-approves specific types of audit, audit-related and tax services, together with related fee estimates, on an annual basis. The Committee pre-approves all other services on an individual basis throughout the year as the need arises. The Committee has delegated to its chair the authority to pre-approve independent auditor engagements in an amount not to exceed $50,000 per engagement. Any such pre-approvals are reported to and ratified by the entire Committee at its next regular meeting.

All audit, audit-related and tax services in fiscal 2022 were pre-approved by the Audit Committee or pre-approved by the chair pursuant to his delegated authority and subsequently ratified by the Audit Committee. In all cases, the Audit Committee concluded that the provision of such services by KPMG was compatible with the maintenance of KPMG’s independence.

PROPOSAL THREE: ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

We are asking you to approve an advisory resolution approving the compensation of our named executive officers as disclosed in this proxy statement. This vote is commonly referred to as a “Say on Pay” vote and is required by Section 14A of the Securities Exchange Act of 1934. Although this resolution is not binding, we value your opinion and our Compensation and Personnel Committee will consider the outcome of this vote when making future decisions.

We believe our executive compensation program promotes the achievement of positive results for our shareholders, aligns pay and performance, and allows us to attract and retain the talented executives that drive our long-term financial success. We urge you to read the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 29, which describes in more detail how our executive compensation program operates and how it is designed to achieve our compensation objectives. We also encourage you to review the “Summary Compensation Table” and other compensation tables and narratives, found on pages 47 through 63.

We have adopted a policy providing for an annual “Say on Pay” vote. Accordingly, the next advisory vote on the compensation of our named executive officers will occur in 2023.

Our Board recommends that, on an advisory basis, shareholders vote in favor of the following resolution:

RESOLVED, that the compensation of the named executive officers of CarMax, Inc. (the “Company”), as disclosed in the Company’s 2022 Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion that accompanies the compensation tables, is hereby APPROVED.

The Board recommends a vote FOR Proposal Three.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation and Personnel Committee (the “Committee”) oversees an executive compensation program that is intended to drive the creation of long-term shareholder value. This section describes that program and details the compensation earned by our CEO, our CFO, and our three other most highly compensated executive officers, as well as two recently retired executive officers. We refer to these individuals, listed below, as our “named executive officers” or “NEOs.” Our NEOs as of February 28, 2022 are the following.

William D. Nash	President and Chief Executive Officer. Mr. Nash joined CarMax in 1997 and was promoted to his current position in 2016. Mr. Nash is also a member of our Board.
Enrique N. Mayor-Mora	Senior Vice President and Chief Financial Officer. Mr. Mayor-Mora joined CarMax in 2011 and was promoted to his current position in October 2019.
James Lyski	Executive Vice President and Chief Marketing Officer. Mr. Lyski joined CarMax in 2014 and was promoted to his current position in 2017.
Shamim Mohammad	Executive Vice President and Chief Information and Technology Officer. Mr. Mohammad joined CarMax in 2012 and was promoted to his current role in 2021.
Diane L. Cafritz	Senior Vice President, General Counsel, Chief Compliance Officer and Chief Human Resources Officer. Ms. Cafritz joined CarMax in 2003 and was appointed to her current role in 2021.
Edwin J. Hill	Former Executive Vice President and Chief Operating Officer. Mr. Hill retired on January 2, 2022.
Eric M. Margolin	Former Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary. Mr. Margolin retired on August 31, 2021.

Executive Summary

SUMMARY OF FISCAL 2022 COMPENSATION CHANGES FOR OUR NAMED EXECUTIVE OFFICERS

Two long-standing CarMax executive officers retired in fiscal 2022, namely Mr. Hill, our Executive Vice President and Chief Operating Officer, and Mr. Margolin, our Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary. And, directly tied to our succession planning efforts, several executive officers took on additional responsibilities. Mr. Lyski, our Executive Vice President and Chief Marketing Officer, assumed management responsibilities for our Edmunds business, upon our Edmunds acquisition in June 2021, as well as management oversight of our business development and certain data analytics functions. Ms. Cafritz, who had previously been serving as our Senior Vice President and Chief Human Resources Officer, took on additional responsibilities following Mr. Margolin’s retirement; she now also serves as our General Counsel and Chief Compliance Officer. Mr. Mohammad, previously serving as Senior Vice President and Chief Information and Technology Officer, was recognized for his continued ability to drive innovation and technology-related solutions for our business; he was promoted to Executive Vice President in April 2021.

The following chart summarizes the key compensation elements for fiscal 2022:

Compensation Element	Committee Determinations	Why We Made These Determinations
Base Salary	Base salary increases ranging from 3% and 14%	Differentiated increases were awarded to our NEOs related to executive promotions, increasing responsibilities and benchmarking data used to inform pay decisions. See pages 33 and 34 for more detail.
Annual Incentive Bonus	185.6% payout versus a 100% payout in fiscal 2021 Increased target percentage for each NEO
The Committee set bonus goals for fiscal 2022 during the first quarter of the fiscal year. The goals were intended to drive the Company’s financial performance, market share growth, operational execution (in the form of enhancing its online sales capabilities), and associate-wide diversity and inclusion (“D&I”) training. See pages 34 to 37 for more detail.

The Committee also reviewed target percentages for our executive officers and determined that the then-current percentages were on the lower end of the market range, and increased that percentage for each NEO between 10 and 17.5 percentage points. See page 34 for more detail.

Long-Term Equity Awards	Return to Performance Stock Units	In fiscal 2022, we granted our NEOs two forms of long-term equity awards: stock options and performance stock units (“PSUs”). Last year, and in light of the continued uncertainty related to the COVID-19 pandemic, we granted our named executive officers market stock units instead of PSUs. For fiscal 2022, the Committee returned to issuing PSUs, tied to our pre-tax EPS performance.

LOOKING FORWARD TO FISCAL 2023
At its meeting in March 2022, the Committee approved the promotions of each of Mr. Mayor-Mora to Executive Vice President and Chief Financial Officer, and Ms. Cafritz to Executive Vice President, General Counsel, Chief Compliance Officer and Chief Human Resources Officer. Mr. Mayor-Mora’s leadership has been pivotal in helping to grow and fund our complex and diversified business, including the addition of Edmunds, our first acquisition, in 2021. Ms. Cafritz’s guidance and counsel has been critical throughout the past several years, as she has led the transformation of our benefits, recruiting and development programs, established our newly formed Corporate Social Responsibility team, and continued to drive our compliance-minded culture.

How We Make Compensation Decisions

The Committee oversees our executive and director compensation programs and determines all executive officer and director compensation.

COMPENSATION PHILOSOPHY AND OBJECTIVES

CarMax has a pay-for-performance philosophy. The Committee believes that the best way to implement this philosophy is by tying a significant portion of our executives’ total direct compensation to the attainment of our financial goals and multi-year stock price appreciation. In fiscal 2022, an average of 83% of the target total direct compensation of our CEO and other named executive officers was attributable to annual incentive bonus and long-term equity award compensation and therefore directly tied to CarMax performance. Compensation mix is discussed in more detail on pages 40 and 41.

The Committee has established the following objectives for our executive compensation program:
•Align the interests of executive officers with the financial interests of our shareholders.
•Encourage the achievement of our key strategic, operational and financial goals.
•Link incentive compensation to Company and stock price performance, which the Committee believes promotes a unified vision for senior management and creates common motivation among our executives.
•Attract, retain and motivate executives with the talent necessary to drive our long-term success.
•Provide the Committee the flexibility to respond to the continually changing environment in which we operate.

The key elements of our executive compensation program are base salaries, annual incentive bonuses and long-term equity awards. The Committee generally makes determinations regarding long-term equity awards, base salaries and annual incentive bonuses at its March and April meetings. The Committee makes decisions regarding each element of pay to further the objectives described above. The specific ways in which each element of compensation supports these objectives are described beginning on page 33.

The Committee recognizes the impact that an adjustment to one element of compensation may have on other elements. For example, an increase in an officer’s base salary will result in a larger target annual incentive amount since that amount is determined as a percentage of base salary. Although the Committee considers these relationships between the various elements of compensation — and also considers each executive officer’s total compensation — decisions regarding any one element of compensation are not determinative of decisions regarding other elements.

The Committee generally considers the value of stock-based compensation as an element of our executive compensation program at the time of grant of an equity award, not at the time of exercise or vesting. Accordingly, the Committee does not consider the realized value of long-term equity compensation when designing and evaluating our executive compensation program.

COMPENSATION CONSULTANT

The Committee engages a compensation consultant, which it uses to obtain access to independent compensation data, analysis and advice. The Committee retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) to assist it while making decisions regarding the compensation of our executive officers for fiscal 2022. Under its charter, the Committee has the sole authority to hire, oversee and terminate compensation consultants, as well as to approve compensation consultant fees and any other terms of the engagement.

The Committee has retained an independent compensation consultant.	Committee members have direct access to the compensation consultant without going through management. Semler Brossy did not provide any services to CarMax other than those it provided to the Committee.

The Committee assesses its compensation consultant’s independence annually. It assessed Semler Brossy’s independence in April 2021 and 2022, under SEC and NYSE standards and concluded that Semler Brossy was independent.

The Committee considers, among other factors:
•whether the consultant provided other services to CarMax;
•the amount of fees paid by CarMax to the consultant as a percentage of the consultant’s total revenue;
•the consultant’s policies and procedures designed to prevent conflicts of interest;
•any business or personal relationship between the individuals advising the Committee and any Committee member;
•any CarMax stock owned by the individuals advising the Committee; and
•any business or personal relationship between the individuals advising the Committee, or the consultant itself, and an executive officer of CarMax.

The Committee’s compensation consultant frequently attends Committee meetings and provides analysis and recommendations that inform the Committee’s decisions. Semler Brossy assisted the Committee in fiscal 2022 by analyzing and providing recommendations with regard to total direct compensation for the Company’s CEO and executive and senior vice presidents, including the other named executive officers. Semler Brossy also assisted the Committee by providing advice regarding executive compensation decisions made in response to the impacts of the COVID-19 pandemic, as well as general compensation advice, including analysis related to the composition of our peer group and non-employee director pay.

MANAGEMENT’S ROLE

Although management does not have any decision-making authority regarding compensation of executive officers, management assists the Committee by recommending base salary levels, annual incentive bonus objectives and targets, and individual long-term equity awards for executives other than the CEO. Management also assists the Committee with the preparation of meeting agendas and prepares materials for those meetings as directed by the Committee.

The Committee has not delegated any authority with respect to the compensation of our executive officers and directors. The Committee, however, has delegated limited authority to our CEO and CFO to grant long-term equity awards to our non-executive officer employees between regularly scheduled Committee meetings in an amount not to exceed 75,000 shares or units. These awards are subject to our Employee Equity Grant Policy, which is available under the “Governance” link at investors.carmax.com. The Committee’s practice is to review and ratify any such grant at its next regularly scheduled meeting.

Notwithstanding the Committee’s use of outside advisers and management’s participation in the executive compensation process, the Committee makes all executive compensation decisions using its own independent judgment.

CONSIDERATION OF THE MOST RECENT ADVISORY “SAY-ON-PAY” VOTE

At the 2021 annual shareholders meeting, our shareholders approved our executive compensation program, with approximately 96% of the votes cast in favor of the program. This represented a significant majority of our shareholders and the Committee was pleased with the response, which followed a similarly strong result at the 2020 meeting when approximately 96% of the votes were cast in favor of the program. The Committee actively monitors shareholder feedback and support of the Company’s pay practices, which it takes into consideration when making executive compensation decisions.

PEER GROUP

Each year, generally in January, in consultation with the independent compensation consultant, the Committee reviews market compensation data provided by its independent consultant to determine whether the compensation opportunities of the named executive officers are appropriate and competitive.

In January 2021, the Committee used the following peer group of companies to assess the market competitiveness of the fiscal 2022 compensation disclosed in this proxy statement. The Committee selected this peer group in October 2017 based on an analysis by Semler Brossy and the Committee’s independent judgment.

All of the peer group companies fell within a reasonable range (both above and below CarMax) of comparative factors such as revenue, market capitalization, net income, revenue growth, assets and one- and three-year total shareholder return. These peers are generally comparable retailers or direct competitors.

Advance Auto Parts, Inc.	Kohl’s Corporation
AutoNation, Inc.	L Brands, Inc.
AutoZone, Inc.	Lowe’s Companies, Inc.
Best Buy Co., Inc.	Macy’s, Inc.
Dick’s Sporting Goods, Inc.	Ross Stores, Inc.
Dollar General Corporation	The Sherwin-Williams Company
Dollar Tree, Inc.	Southwest Airlines Co.
eBay Inc.	The TJX Companies, Inc.
The Gap, Inc.	Tractor Supply Company
Genuine Parts Company

The Committee reviews the peer group at least annually; when conducting its review of the peer group going forward, the Committee decided to make one change. Specifically Southwest Airlines Co. will be dropped from the peer group prospectively and will be replaced with Target Corporation for next year’s assessment. The Committee decided to add Target to the peer group due to, among other reasons, its retail focus, strong performance throughout the COVID-19 pandemic, and cross-over with CarMax in sourcing executive talent. While Southwest shares a reputation with CarMax for its intense customer focus,

Southwest is neither a retailer nor a direct competitor to CarMax. Accordingly, the Committee opted to drop Southwest from the peer group.

BENCHMARKING

The Committee considers a blend of peer group data and broader survey data in benchmarking compensation. For fiscal 2022, in addition to the peer group, the Committee considered national compensation surveys produced by Equilar and Willis Towers Watson with a focus on executives within retail/wholesale and automotive industries.

The Committee believes that this mix of data provides the most comprehensive view of executive compensation practices at companies against whom we compete for talent and allows the Committee to ensure that CarMax continues to provide appropriate and competitive compensation. This mix of data also allows the Committee to obtain broader market context with regard to certain positions that may not exist in a comparable form at every company in our peer group or that may not be classified as a named executive officer at every company in our peer group.

The Committee uses peer group and broader survey data as one of many factors in making compensation decisions and does not target named executive officers’ total direct compensation, or any specific element of compensation, at a specific percentile of the blended peer group/survey data. Other factors include individual performance, CarMax performance, tenure, internal pay equity and succession planning.

The Committee generally uses the 50th percentile of the blended peer/survey data as a reference in setting the base salaries and target annual incentive bonus opportunities of our named executive officers. The Committee uses long-term equity awards that are tied to objective performance metrics to further reward executive officers when CarMax performs well. If the Company delivers sustained performance gains, these long-term equity awards are targeted to provide an opportunity for total direct compensation beyond the 50th percentile of the blended peer/survey data.

What We Pay and Why: Elements of Compensation

The key elements of compensation for our named executive officers are base salary, an annual incentive bonus and long-term equity awards. Together, these elements make up total direct compensation.

Base Salary	+	Annual Incentive Bonus	+	Long-Term Equity Awards	=	Total Direct Compensation

This section describes these elements and details the amounts of each earned by our named executive officers in fiscal 2022.

BASE SALARY

We pay competitive base salaries to retain key officers and attract the new talent necessary for our long-term success. An executive officer’s base salary generally reflects the officer’s responsibilities, tenure and job performance, as well as the market for the officer’s services. The Committee reviews officer base salaries every year, generally in March, and sets the base salary for newly appointed executive officers on their promotion. When the Committee reviews base salaries, it considers the reports and advice provided by its independent compensation consultant and the peer group and survey data described above, as well as the recommendations provided by our CEO (except when setting the CEO’s base salary).

At the beginning of fiscal 2022, the Committee approved the base salary adjustments provided below.

Name	Prior Base Salary ($)	Fiscal 2022 Base Salary ($)	Percentage Increase in Approved Base Salary (%)
William D. Nash	1,128,240	1,184,400	5
Enrique N. Mayor-Mora	590,000	665,048	13
James Lyski	557,000	584,850	5
Shamim Mohammad	515,000	566,500	10
Diane L. Cafritz	438,000	500,000	14
Edwin J. Hill	757,050	794,850	5
Eric M. Margolin	648,739	668,470	3
The Committee reviewed base salaries in March 2021. At the start of the fiscal year, the base salaries for each of our NEOs (other than Mr. Margolin) was below the median of the blended peer group/survey data for comparable roles at peer companies. The Committee considered this data as well as the individual contributions and performance of each NEO during the prior fiscal year in setting new base salaries.

The Committee approved a 5% increase in Mr. Nash’s base salary based upon the Company’s performance throughout the COVID-19 pandemic, Mr. Nash’s demonstrated leadership throughout the crisis, his ability to continue to drive the Company’s omni-channel strategy over the course of the prior year and the benchmarking data. Mr. Mayor-Mora’s base salary was increased by 13% in recognition of his continued success serving as the Company’s CFO, a role he initially took on in 2019 as well as the benchmarking data. Notwithstanding this increase, Mr. Mayor-Mora’s base salary remains below the market median as compared to the benchmarking data; which reflects his tenure in his role. Mr. Mohammad was promoted at the start of the fiscal year, and his base salary increased commensurate with his promotion, by 10%. During the fiscal year, Ms. Cafritz took on the General Counsel and Chief Compliance Officer roles, and her base salary was increased by 14% to reflect these new responsibilities. Each of Mr. Lyski and Mr. Hill were awarded a 5% raise in connection with their individual contributions and a consideration of the benchmarking data. Mr. Margolin, whose base salary was generally in line with the 50th percentile of the benchmarking data, received a 3% increase to his base salary in recognition of his individual performance.

In June 2021, CarMax acquired the Edmunds business. At that time, Mr. Lyski took on direct oversight and accountability for Edmunds’ performance. In connection with these increased responsibilities, the Committee increased Mr. Lyski’s base salary by 7.7% to $630,000 in July 2021.

ANNUAL INCENTIVE BONUS

We pay annual incentive bonuses to drive the achievement of CarMax’s financial and strategic goals. The amount of the annual incentive bonus depends on our performance as measured against objective performance goals established by the Committee each fiscal year. Bonuses are not guaranteed.

We calculate bonuses using the following formula:

Base Salary	x	Target Percentage of Base Salary	x	Performance Adjustment Factor	=	Annual Incentive Bonus

Base salaries, which are the first component of this formula, are discussed above. The “target percentage of base salary” is an individual’s incentive bonus target expressed as a percentage of base salary. This percentage differs among our named executive officers depending on their level of responsibility. In January 2021, the Committee, in consultation with Semler Brossy, reviewed target percentages for our executive officers and determined that the then-current percentages were on the lower end of the market range, and generally below the median. Accordingly, the Committee approved an increase in these percentages for our named executive officers. For Mr. Nash, this percentage increased from 150% to 160%; for Mr. Lyski, Mr. Hill and Mr. Margolin, it increased from 75% to 85%; for Mr. Mohammad, it increased from 67.5% to 85%; for Mr. Mayor-Mora, it increased from 67.5% to 77.5%; and for Ms. Cafritz, it increased from 60% to 70%. Each named executive officer’s target percentage is also listed in the table on page 37.

The last component of the bonus formula – the “performance adjustment factor” – is a percentage representing the Company’s success in meeting the performance goals set by the Committee each fiscal year.

The following narrative describes how the Committee applied this formula in fiscal 2022.

Performance Measures and Related Targets

The Committee set the performance goals at its April 2021 meeting, held during the first quarter of fiscal 2022. The Committee adopted four sets of goals, each intended to drive key short-term strategic imperatives for the year. Specifically, the goals were intended to drive the Company’s fiscal 2022 financial performance, market share growth, operational execution (in the form of enhancing its online sales capabilities), and associate-wide diversity and inclusion (“D&I”) training.

The goals, and relative weights set by the Committee, were:

Goal	Description
Earnings Before Interest and Taxes, or EBIT 30% of performance goal
50% of this goal would be achieved with EBIT performance of $1,234 million.

100% of this goal would be achieved with EBIT performance of $1,293 million.

Fiscal 2021 EBIT performance was $1,051 million.

Note that the Committee determined to exclude from EBIT the impact of any unrealized gains or losses on equity investments in private companies (or companies in which CarMax initially invested while that company was private but had subsequently gone public); however, the Committee determined to include in EBIT the realized gains and losses in those investments to the extent that such gains or losses were realized in fiscal 2022.

Market Share 30% of performance goal
For calendar 2021, increase the Company’s market share of nationwide age 0- to 10-year old vehicles sold.

50% of this goal would be achieved with a calendar 2021 market share of 3.75%.

100% of this goal would be achieved with a calendar 2021 market share of 4.0%.

Operational Execution: Enabling Online Retail Sales 30% of performance goal
This goal would be achieved upon the deployment of capabilities enabling 100% of our retail customers to engage in online sales via self-progression. These capabilities included the ability to (i) reserve/transfer a car, (ii) finance a car, (iii) trade-in a car, and (iv) build an online sales order.

Diversity and Inclusion (“D&I”) 10% of performance goal	This goal would be achieved if 90% or more of our associates (including our Board of Directors) completed each of our four quarterly foundational Company-wide D&I training modules.

Select Performance Adjustment Factors

When it approved the foregoing goals, the Committee also determined that the performance adjustment factor would be between 0% and 100%, with the final performance adjustment factor being determined by the Committee in reference to the approved performance goals and their respective weightings. The Committee approved a bonus multiplier to enable the performance adjustment factor to exceed 100%. Assuming EBIT performance exceeded $1,371 million, the performance adjustment factor would be increased by 50%, and if it exceeded $1,409 million, it would be increased by 100%, thereby providing a maximum potential performance adjustment factor of 200%. For amounts falling in between the 100% EBIT goal noted in the table above and each of the bonus multiplier thresholds, the ultimate performance adjustment factor would be determined using straight-line interpolation.

Assess Performance Against Targets and Determine Payout

The Committee assessed the Company’s performance as set forth below.

EBIT Performance

For fiscal 2022, the Company achieved $1,584 million in EBIT, which represents $1,151 million in earnings (i) increased by the $341 million income tax provision and $94 million in interest expense and (ii) reduced by $2.5 million related to an unrealized gain on an investment. Accordingly, the Committee considered the full 30 percentage points of this goal to have been achieved.

Market Share

We estimate our calendar year 2021 market share was 3.97%. Accordingly, the Committee considered 28.2 percentage points of this goal to have been achieved.

Operational Execution: Enabling Online Retail Sales

Throughout fiscal 2022, we consistently improved upon our online sales capabilities. As of the end of the fiscal year, 82% of our retail customers had the ability to complete each of the four online steps noted in the table on page 35. In considering the Company’s performance against this metric, the Committee determined to award partial satisfaction of this goal. Accordingly, the Committee considered 24.6 of the 30 percentage points of this goal to have been achieved.

Diversity and Inclusion

In fiscal 2022, we deployed four D&I-focused training modules to our entire associate population and our Board of Directors. Each training module was also accompanied with training guides, permitting small groups of associates to further engage with the training content and conduct follow-up discussions. Training topics included allyship, micro-behaviors, meaningful actions and emotional intelligence. 90% or more of our associates completed each training module. Further, all of our Board members completed all modules. Accordingly, the Committee considered the full ten percentage points of this goal to have been achieved.

Bonus Multiplier

As noted in the EBIT Performance section above, our total EBIT performance of $1,584 million exceeded the $1,409 million maximum threshold, resulting in a 100% increase in the performance adjustment factor.

In considering the Company’s achievement of the four goal categories, and the bonus multiplier, the Committee set the fiscal 2022 annual incentive bonus performance adjustment factor at 185.6%.

The following table shows each named executive officer’s base salary, incentive target percentage of base salary, and target and maximum bonus amounts. The table also shows each officer’s actual fiscal 2022 bonus.

Name	Base Salary ($)	Incentive Target Percentage (%)	Target Incentive Amount ($)	Actual Fiscal 2022 Incentive Bonus ($)	Maximum Incentive Amount ($)
William D. Nash	1,184,400	160	1,895,040	3,517,194	3,790,080
Enrique N. Mayor-Mora	665,048	77.5	515,412	956,605	1,030,824
James Lyski (a)	584,850/630,000	85	521,621	968,129	1,043,242
Shamim Mohammad	566,500	85	481,525	893,710	963,050
Diane L. Cafritz	500,000	70	350,000	649,600	700,000
Edwin J. Hill (b)	794,850	85	570,114	1,058,132	1,140,228
Eric M. Margolin (b)	668,470	85	286,435	531,623	572,870
(a)In July 2021, the Committee approved an increase to Mr. Lyski’s base salary. His bonus for the portion of the fiscal year following this approval was calculated using the new salary.
(b)The target, actual and maximum bonus amounts for each of Mr. Hill and Mr. Margolin are prorated because they retired in fiscal 2022 and were paid pursuant to their severance agreements a pro rata bonus based upon the number of days employed in fiscal 2022.

The Committee sets robust performance targets for our annual incentive plan to drive achievement of CarMax’s financial goals. For the last five fiscal years, our average performance adjustment factor has been 124.4% (185.6%, 100%, 126.5%, 100.0%, and 109.7% for fiscal 2022, 2021, 2020, 2019 and 2018, respectively), meaning that, on average for the past five years, we have paid our named executive officers an annual incentive bonus of 124.4% of their respective target incentive amounts for achievement against the targets established by the Committee.

The Committee determines all incentive bonuses in accordance with the Annual Performance-Based Bonus Plan (the “Bonus Plan”). The plan provides that the maximum amount payable to any one individual in any one fiscal year is $10 million. However, in fiscal 2022, the Committee limited the maximum performance adjustment factor to 200%, ensuring that Mr. Nash’s bonus could not exceed $3,790,080.

LONG-TERM EQUITY AWARDS

We grant long-term equity awards to tie our executives’ long-term compensation directly to CarMax’s stock price and to drive the achievement of our strategic goals. We also believe that long-term equity awards are an important retention tool.

In fiscal 2022, we granted our named executive officers two forms of long-term equity awards: stock options and performance stock units (“PSUs”). Options accounted for 75% and PSUs accounted for 25% of the fair value awarded. All of our long-term equity grants were made pursuant to the CarMax, Inc. 2002 Stock Incentive Plan, as amended and restated (“Stock Incentive Plan”).

Fiscal 2022 Program Change

In fiscal 2021 and in light of the continued uncertainty related to the COVID-19 pandemic, we granted our named executive officers restricted stock units (which we refer to as “MSUs”) instead of PSUs. For fiscal 2022, the Committee returned to issuing PSUs.

Stock Options

Each option represents the right to purchase one share of our common stock at the exercise, or “strike,” price. The strike price is equal to the closing price of our common stock on the grant date. Our option awards generally vest in 25% increments over four years; that is, one quarter of the options granted vests on the first anniversary of the grant, another quarter vests on the second anniversary, and so forth. The awards expire on the seventh anniversary of the grant date.

We believe that granting stock options supports our pay-for-performance philosophy by aligning management and shareholder interests. If our stock price does not rise, the options have no value. In addition to promoting alignment of management and shareholder interests, the four-year vesting schedule and seven-year exercise term of our options ensures that our executives are appropriately focused on CarMax’s long-term strategic goals. This vesting schedule also serves as a retention tool.

Performance Stock Units

PSUs are designed to link compensation to the Company’s performance over a three-year period. The PSUs granted in fiscal 2022 had a three-year term (meaning that they will not vest until the third anniversary of the awards), with the Committee establishing a one-year performance goal at the beginning of each year. Each one-year goal applies to one-third of the total PSUs awarded. Depending on the Company’s achievement of the performance goals, PSUs represent the right to receive between 0% and 200% of a targeted number of shares of our common stock. If the threshold goal is met, each PSU is multiplied by 25%. The target multiplier is 100% and the maximum multiplier is 200%. The multiplier is determined using straight-line interpolation for performance that falls between the threshold and the target or between the target and the maximum. If the threshold performance goal is not achieved, none of the shares subject to that one-year goal will be paid. The number of shares ultimately delivered to each PSU holder will be determined based upon actual performance against the three one-year goals.

The Committee considered PSUs to be a key component of our pay-for-performance philosophy in fiscal 2022 because the PSUs directly tie equity payments to a measure of CarMax’s pre-tax earnings per share growth that the Committee believes to be an appropriate reflection of the Company’s performance. In addition, similar to our stock options, a PSU’s multi-year vesting schedule operates as a retention tool and ensures that our executives are appropriately focused on CarMax’s long-term strategic and financial goals.

The Committee awarded PSUs in each of fiscal 2020 and fiscal 2022; as noted above, the Committee awarded MSUs in the place of PSUs for fiscal 2021.

In year one of the fiscal 2022 PSUs, the Committee set a one-year pre-tax earnings per share goal that applies to one-third of the granted PSUs. Each of these PSUs will be multiplied by a percentage that represents the Company’s success in meeting the pre-determined pre-tax earnings per share goal.

In year two and three of the three-year PSU term, the Committee will set additional annual goals, each of which apply to one-third of the PSUs awarded. Performance against these goals will be determined in the same manner as in year one of the PSU. Despite the annual performance goals, no shares are paid out until the PSUs vest, which generally occurs on the three-year anniversary of the grant date.

Award Determinations

In determining the value of long-term equity awards to grant, the Committee considered the named executive officer’s role at CarMax; benchmarking data; our recent financial performance; the performance of our common stock; the fair market value, expense and dilutive effect of any potential award; succession planning; and the importance of retaining the officer’s services. The Committee solicits the advice of Semler Brossy and, except with respect to the awards to the CEO, the opinion of the Company’s CEO. The CEO generally gives the Committee an initial recommendation for long-term equity awards for the other named executive officers. The Committee reviews this recommendation and makes its own independent determination.

Fiscal 2022 Long-Term Equity Awards

In fiscal 2022, as noted below, the Committee approved stock option and PSU awards to our named executive officers as part of our annual long-term equity award process. In fiscal 2021, the Committee approved stock option and MSU awards.

	Options and PSUs Granted in Fiscal 2022			Options and MSUs Granted in Fiscal 2021
Name	Grant Date Fair Value of Stock Options ($)(a)(b)	Grant Date Fair Value of PSUs ($)(b)	Total Grant Date Fair Value ($)	Grant Date Fair Value of Stock Options ($)(a)(b)	Grant Date Fair Value of MSUs ($)(b)	Total Grant Date Fair Value ($)
William D. Nash	5,999,981	2,000,009	7,999,990	5,249,997	1,750,002	6,999,999
Enrique N. Mayor-Mora(c)	974,987	324,959	1,299,946	974,995	325,069	1,300,064
James Lyski	1,305,923	435,332	1,741,255	1,084,918	361,639	1,446,557
Shamim Mohammad	1,084,918	361,659	1,446,577	895,175	298,392	1,193,567
Diane L. Cafritz	974,987	324,959	1,299,946	750,000	250,000	1,000,000
Edwin J. Hill	1,605,916	535,298	2,141,214	1,605,920	535,289	2,141,209
Eric M. Margolin	1,305,923	435,332	1,741,255	1,305,908	435,289	1,741,197
(a)We grant limited stock appreciation rights (“SARs”) in tandem with each option. The SARs may be exercised only in the event of a change-in-control of the Company. Upon the exercise of the SAR and the surrender of the related option, the officer is entitled to receive an amount equal to the difference between the value of our common stock on the date of exercise and the exercise price of the underlying stock option. No free-standing SARs have been granted.
(b)Option and MSU amounts represent the fair value at grant calculated using valuation models performed as of the date of grant by an independent third party. PSU amounts were calculated using the closing price of our common stock on the date of grant.
(c)Mr. Mayor-Mora’s fiscal 2021 awards include both his annual equity award, made in May 2020, and an award made in recognition of taking on additional responsibilities in December 2020.

The amounts listed in the table above for fiscal year 2022 PSUs will not match the amounts in the Stock Award column in the Summary Compensation Table or the Grants of Plan-Based Awards table. In those tables, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the grant date of a PSU occurs when the objectively determinable performance goals are set. Targets under our fiscal year 2022 PSU awards are established annually and, as a result, the Summary Compensation Table and Grants of Plan-Based Awards table only include the third of the fiscal year 2022 PSUs for which a performance goal has been set. See note (a) to the Summary Compensation Table on pages 47 and 48 for more detail.

For fiscal 2022, the Committee increased the value of Mr. Nash’s long-term equity award by 14%. This decision was made in recognition of the Company’s and his individual performance in fiscal 2021 and to bring Mr. Nash’s long-term equity compensation above the median of the CEO blended peer group/survey data described above under the heading “Benchmarking,” thereby providing Mr. Nash with an opportunity to achieve above-median compensatory amounts directly tied to Company performance.

The Committee increased the value of Mr. Mohammad and Ms. Cafritz’s long-term equity compensation as noted above. Mr. Mohammad was recently promoted and Ms. Cafritz took on additional responsibilities, and their increases were made in recognition of these new roles. Additionally, Mr. Lyski’s long-term equity compensation was also increased this year in recognition of his performance in fiscal 2022 and the continued increase in his scope of responsibilities. The long-term incentive compensation for each of Mr. Mayor-Mora, Mr. Hill and Mr. Margolin remained generally unchanged from the prior year.

Performance Stock Unit Goal Achievements

Fiscal 2020 PSU Years 2 and 3 Performance Goal Achievement; Fiscal 2022 PSU Year 1 Performance Goal Achievement

For year two of the fiscal 2020 PSU awards (the “year two PSUs”), the Committee set PSU performance goals that included qualitative metrics similar to those used for the fiscal 2021 annual incentive bonus. Consistent with the determination made for the fiscal 2021 annual incentive bonus, and as further described in our 2021 proxy statement, the Committee certified a 100% performance multiplier for the year two PSUs (which were granted to our named executive officers for fiscal 2020). Due to the qualitative nature of the year two PSU goals, the year two PSUs were not considered to be granted under ASC Topic 718 until this fiscal year. Equity awards are reported in the Summary Compensation Table and Grants of Plan-Based Awards Table for the fiscal year in which the awards are granted, as determined by the grant date established under ASC Topic 718. Therefore, the year two PSUs are included in the Summary Compensation Table and Grants of Plan-Based Awards table in this proxy statement.

In April 2022, the Committee certified a 200% performance multiplier for year 3 of the PSUs granted to our named executive officers for fiscal 2020 and for year 1 of the PSUs granted to our named executive officers in fiscal 2022. The Committee’s determination was based on CarMax’s achievement of pre-tax earnings per share of $9.02 for the one-year performance period ended February 28, 2022, as further described in the table below.

As the full three-year term of the fiscal 2020 PSUs awards has now ended, each recipient will receive 139% of the PSUs initially awarded. Accordingly, Mr. Nash, Mr. Lyski, Mr. Mohammad, Ms. Cafritz, Mr. Hill and Mr. Margolin will receive 30,944; 6,395; 5,277; 4,420; 9,466; and 7,698 shares of common stock, respectively. Mr. Mayor-Mora was not awarded PSUs in fiscal 2020. Similarly, on the completion of the full three-year term of the fiscal 2022 PSU awards, the 200% performance multiplier will apply to one-third of the number of PSUs held by each NEO. As a result, on payment, Mr. Nash, Mr. Mayor-Mora, Mr. Lyski, Mr. Mohammad, Ms. Cafritz, Mr. Hill and Mr. Margolin will be entitled to receive 9,736; 1,582; 2,118; 1,760; 1,582; 2,606; and 2,118 shares of common stock, respectively, attributable to the year 1 performance goal achievement of the fiscal year 2022 PSU.

The following table shows the performance metrics for year 3 of the fiscal 2020 PSU awards and year 1 of the fiscal 2022 PSU awards.

	Threshold	Target	Maximum	Actual
FY22 Pre-Tax Earnings Per Share (a)	$7.05	$7.41	$8.12	$9.02
Performance Multiplier	25%	100%	200%	200%
(a)    FY22 pre-tax earnings per share is equal to diluted earnings per share less the per share amounts attributable to the provision for income tax expense. Note that the Committee determined to exclude from pre-tax earnings per share the impact of any unrealized gains or losses on equity investments in private companies (or companies in which CarMax initially invested while that company was private but had subsequently gone public); however, the Committee determined to include in pre-tax earnings per share the realized gains and losses in those investments to the extent that such gains or losses were realized in fiscal 2022. For fiscal 2022, the actual pre-tax earnings per share of $9.02 represents $6.97 in diluted earnings per share (i) increased by $2.06 per share attributable to income tax and (ii) reduced by $0.01 per share attributable to unrealized gains on equity investments.

COMPENSATION MIX

As our executives assume more responsibility, we generally increase the percentage of their compensation that is performance-based. We do not have a pre-established policy or target for allocation between specific compensation components. The following charts, however, show that the majority of target annual total direct compensation for both our CEO and our other named executive officers as a group is determined by our performance. The following charts and tables reflect the target total direct compensation (i.e., base salary, target annual incentive bonus and long-term equity grants) set by the Committee. Mr. Hill and Mr. Margolin retired in fiscal 2022 and are not included in these charts.

The table below illustrates how the target total direct compensation set by the Committee for each of our named executive officers, except for Mr. Hill and Mr. Margolin, was allocated between performance-based and fixed compensation for fiscal 2022, as well as the breakdown of performance-based compensation that was based on annual and long-term Company performance.

	Percentage of Target Total Direct Compensation		Percentage of Target Performance-Based Compensation
	Performance- Based	Fixed	Annual	Long- Term
William D. Nash	89%	11%	19%	81%
Enrique N. Mayor-Mora	73%	27%	28%	72%
James Lyski	78%	22%	23%	77%
Shamim Mohammad	77%	23%	25%	75%
Diane L. Cafritz	77%	23%	21%	79%

ADDITIONAL ELEMENTS OF COMPENSATION

We provide our executive officers the benefits available to CarMax associates generally. We also provide the limited perquisites described below. These benefits and perquisites are intended to be part of a competitive compensation package.

Benefits Available to CarMax Associates Generally

Our executives and our full-time associates generally are eligible for health insurance coverage, life insurance, short- and long-term disability insurance, matching gifts to qualified charitable organizations, and a defined contribution, or 401(k), plan that we refer to as our Retirement Savings Plan.

In addition, executives and CarMax associates who satisfied certain criteria as of December 31, 2008, may be eligible for benefits under our frozen Pension Plan. Additional details regarding these frozen benefits can be found in the “Pension Benefits in Fiscal 2022” table beginning on page 55.

Non-Qualified Retirement Plans

Our executives and other highly-compensated associates are eligible to participate in two non-qualified retirement plans: the Retirement Restoration Plan (“RRP”) and the Executive Deferred Compensation Plan (“EDCP”). A description of these plans can be found in the narrative discussion following the “Nonqualified Deferred Compensation” table on pages 57 and 58. Details regarding the fiscal 2022 contributions to each named executive officer’s RRP and EDCP accounts, as well as the earnings and aggregate balances for those accounts, can be found in the “Nonqualified Deferred Compensation” table on page 57.

In addition to the RRP and the EDCP, executives and other highly compensated CarMax associates who satisfied certain criteria as of December 31, 2008, may be eligible for benefits under our frozen Benefit Restoration Plan. Additional details regarding these frozen benefits can be found in the “Pension Benefits in Fiscal 2022” table on pages 55 and 56.

Company Transportation

We provide the use of a CarMax-owned vehicle to each of our named executive officers and to certain other eligible associates. For all associates using CarMax-owned vehicles, we bear certain maintenance and insurance costs. We treat the personal use of a Company-owned vehicle as income to the associate. The associate pays the related income taxes.

We encourage our executive officers to use our plane for business travel. Our plane is also available for personal use by Mr. Nash (and Mr. Hill had this benefit available to him prior to his retirement). Mr. Nash is required to reimburse CarMax for the incremental costs associated with his personal use to the extent that those costs exceed $175,000 in any fiscal year. Mr. Nash bears all income taxes associated with his personal use of the plane.

We do not provide tax gross-ups on any of these transportation benefits.

Tax and Financial Planning Services

We provide a tax and financial planning benefit to our named executive officers. This benefit was valued at $14,675 for fiscal 2022. Officers who forego this benefit may engage their own tax professional at the Company’s expense in an amount up to $10,000 per year. The Committee approved this benefit to reduce the amount of time and attention that our executive officers must spend on personal tax and financial planning, which permits them to focus on their responsibilities to CarMax, and to maximize the financial reward of the compensation that CarMax provides. Officers bear all income taxes associated with these tax and financial planning benefits. We do not provide tax gross-ups on these benefits.

Additional Information

SEVERANCE AGREEMENTS

We have severance agreements with each of our named executive officers. The Committee has determined that these agreements are beneficial to us because they contain restrictive covenants relating to confidential information, non-competition and non-solicitation of our associates. The Committee also believes that these agreements serve as a recruiting tool and better enable our current executives to focus on CarMax’s strategic and operating goals.

Our severance agreements do not provide for a guaranteed term of employment or tax gross-ups.	The agreements provide for severance payments under certain circumstances, which are discussed in more detail under “Potential Payments Upon Termination or Change-in-Control” beginning on page 58. In 2014, the Committee reduced the scope of the potential payments and benefits for any newly named executive officers. Accordingly, the potential payments and benefits provided to Mr. Mayor-Mora, Mr. Lyski, Mr. Mohammad and Ms. Cafritz, who became executive officers after this change, differ from those that would potentially be provided to Mr. Nash. Given the retirements of Mr. Hill and Mr. Margolin in fiscal 2022, their potential payments under their respective severance agreements are no longer effective.
None of the severance agreements provide a guaranteed term of employment, nor do they provide tax gross-ups on any compensation or perquisite.

Under their respective severance agreements, each of Mr. Margolin and Mr. Hill, both of whom retired in fiscal 2022, were eligible to receive their pro rata actual bonus based upon their pro rata days employed in fiscal 2022 at the time such bonuses were paid to the other named executive officers, in the amounts of $531,623 and $1,058,132, respectively. Because each of Mr. Margolin and Mr. Hill were retirement eligible when they retired, their unvested equity vested in connection with the retirement. Additional information regarding their equity compensation can be found in the “Outstanding Equity Awards at Fiscal 2022 Year End” table beginning on page 52.

Clawback and Forfeiture Provisions

The severance agreements contain a clawback provision. If any named executive officer engages in conduct for which he or she could be terminated for cause, with certain limitations, and the conduct directly results in the filing of a restatement of any financial statement that was previously filed with the SEC, the named executive officer shall, upon demand by the Company, repay with interest all compensation that was expressly conditioned on the achievement of certain financial results if the restated financial statements would have resulted in a lesser amount being paid.

In addition, at our 2012 annual shareholders meeting, we asked our shareholders to approve amendments to add clawback provisions to both our Bonus Plan and Stock Incentive Plan. Our shareholders approved these provisions, which provide that any award that is subject to recovery under any law, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, will be subject to a clawback as required by such law or any CarMax policy adopted pursuant to such law.

In addition to the clawback provisions discussed above, our equity award agreements contain a forfeiture provision. If a named executive officer is terminated for cause, the officer’s unexercised vested and unvested options, unvested MSUs and unvested PSUs will be forfeited.

Change-in-Control and Severance Benefits

Each severance agreement provides for payments and other benefits in certain circumstances involving a termination of employment, including a termination of employment in connection with a change-in-control. Payments in connection with a change-in-control are subject to a double trigger; that is, the executive is not entitled to payment unless there is both a change-in-control and the executive is subsequently terminated without cause (or resigns for good reason) within a two-year period following the change-in-control. Our executives are not entitled to any severance payments as a result of voluntary termination (outside of the retirement context) or if they are terminated for cause. Detailed information with respect to these payments and benefits can be found under the heading “Potential Payments Upon Termination or Change-in-Control” beginning on page 58.

The Committee believes that these severance benefits encourage the commitment of our named executive officers and ensure that they will be able to devote their full attention and energy to our affairs in the face of potentially disruptive and distracting circumstances. In the event of a potential change-in-control, our named executive officers will be able to analyze and evaluate proposals objectively with a view to the best interests of CarMax and its shareholders and to act as the Board may direct without fear of retribution if a change-in-control occurs. The Committee recognizes that the severance benefits may have the effect of discouraging takeovers and protecting our officers from removal because the severance benefits increase the cost that would be incurred by an acquiring company seeking to replace current management. The Committee believes that the benefit to CarMax and its shareholders outweighs this concern.

RISK AND COMPENSATION POLICIES AND PRACTICES

The Committee assesses CarMax’s compensation policies and practices each year to ensure that they do not create risks that are reasonably likely to have a material adverse effect on the Company. In fiscal 2022, management reviewed the compensation policies and practices for all CarMax associates (including store associates, store management, regional leadership teams, customer experience consultants, home office and CarMax Auto Finance associates, and executive officers). Management then presented a summary of its review at the Committee’s January 2022 meeting. The summary listed each compensation policy or practice applicable to the various groups of CarMax associates, including base salaries, annual incentive bonuses, long-term equity awards, sales bonuses, sales commissions and hourly pay. The summary also listed the potential risks associated with those policies or practices and the tools we employ to mitigate those risks, including the following:
▪Annual Incentive Bonuses: payments made to senior management are: (i) subject to a clawback provision; (ii) capped at 200% of the target incentive bonus amount or at the $10 million plan maximum, whichever is lower; and (iii) only paid when CarMax satisfies the objective metrics determined annually at the beginning of the year by an independent committee of non-employee directors.
▪Long-Term Equity Awards: equity awards: (i) are approved by an independent committee of non-employee directors; (ii) contain three and four-year vesting provisions; and (iii) for senior management, must be held in compliance with CarMax’s executive stock ownership guidelines.
▪Sales Bonuses: sales bonuses are monitored to ensure that associates are not overpaid based on inflated sales figures. Monitoring tools include: (i) centralized assignment of sales targets; (ii) centralized and non-negotiable vehicle pricing; (iii) electronic reporting of sales; and (iv) performance of a daily vehicle inventory.
▪Hourly Pay: hourly pay is tracked and managed through a centralized time management and reporting system.

Following discussion and a review of the summary noted above, the Committee determined that none of our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

STOCK OWNERSHIP GUIDELINES

To further align the long-term financial interests of our executives and our shareholders, the Committee has established the following stock ownership guidelines:

Subject Officers	Required to Own the Lesser of:
Chief Executive Officer	6 x Base Salary or 300,000 shares
Executive Vice President	3 x Base Salary or 100,000 shares
Senior Vice President	2 x Base Salary or 50,000 shares

Executives have five years from the date they first become subject to a particular level of stock ownership to meet the corresponding requirement. The Committee measures compliance on an annual basis at the end of each fiscal year. Acceptable forms of ownership include shares owned outright (by the executive or an immediate family member), vested stock options, PSUs and MSUs. Our stock ownership guidelines are available under the “Governance” link at investors.carmax.com.

As of February 28, 2022, all of our current named executive officers satisfied the ownership guidelines set forth above.

PROHIBITION ON HEDGING AND PLEDGING

We have policies prohibiting all CarMax associates from holding CarMax stock in a margin account, pledging CarMax stock as collateral for a loan, or purchasing any financial instruments that are designed to hedge or offset any change in the market value of CarMax stock. These prohibitions apply to our named executive officers, all employees, and our non-employee directors.

TAX AND ACCOUNTING CONSIDERATIONS

Historically, Section 162(m) of the Internal Revenue Code generally disallowed a tax deduction for compensation over $1 million paid in any fiscal year to the CEO or any of the three other highest paid executive officers (other than the CFO) unless that compensation was performance-based. As a result of the passage of the Tax Cuts and Jobs Act of 2017 (the “2017 Tax Act”), which went into effect on December 22, 2017, Section 162(m) was amended to cover chief financial officers and the exception for performance-based compensation was no longer available for taxable years beginning after December 31, 2017, including our fiscal 2022, unless such compensation qualified for certain transition relief.

The Committee and the Company have taken appropriate actions, to the extent feasible, in an effort to preserve the deductibility of awards previously granted to our executive officers that were designed and intended to be covered by Section 162(m). Despite these actions, certain compensation originally designed to qualify as performance-based under Section 162(m) may not be deductible.

Section 409A of the Internal Revenue Code imposes certain requirements on non-qualified deferred compensation, which can include long-term equity awards and severance. CarMax’s executive compensation programs generally are designed to comply with, or be exempt from, the requirements of Section 409A so as to avoid potential adverse tax consequences that may result from non-compliance.

In developing CarMax’s executive compensation programs, the Committee also considers the accounting treatment of, and the expenses associated with, the Company’s long-term equity compensation practices.

MARGOLIN AND HILL CONSULTING AGREEMENTS

In connection with the retirements of Mr. Margolin and Mr. Hill, the Company and each of Mr. Margolin and Mr. Hill entered into a consulting agreement (each a “Consulting Agreement”), under which each of the retirees will provide consulting services to the Company. Among other things, each Consulting Agreement extends the term of the non-solicitation and non-competition covenants in each retiree’s respective Severance Agreement with the Company by an additional six months, now expiring two and a half years from the effective date of each retiree’s retirement date. In consideration for the consulting services, the Company agreed to pay Mr. Hill $10,000 and Mr. Margolin $10,000 per month. The term of the consulting arrangement for Mr. Margolin commenced on September 1, 2021 and ended on February 28, 2022, and the term of the consulting arrangement for Mr. Hill commenced on January 3, 2022 and will end on June 30, 2022, unless terminated earlier in accordance with the terms of the Consulting Agreement.

COMPENSATION AND PERSONNEL COMMITTEE REPORT

The Compensation and Personnel Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Committee recommended to the CarMax, Inc. Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into CarMax’s Annual Report on Form 10-K for the fiscal year ended February 28, 2022.

THE COMPENSATION AND PERSONNEL COMMITTEE
Ronald E. Blaylock, Chair
Sona Chawla
Mitchell D. Steenrod

COMPENSATION TABLES

Summary Compensation Table for Fiscal 2022

The table below shows the compensation paid to or earned by our named executive officers in fiscal 2022, 2021, and 2020. For omitted years below, the respective individuals were not a named executive officer during that year, provided that Mr. Lyski was not a named executive officer during fiscal 2021 but his compensation for fiscal 2021 is disclosed in the table in accordance with SEC rules because he was a named executive officer in fiscal 2020.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards(a) ($)	Option Awards(a) ($)	Non-Equity Incentive Plan Comp- ensation(b) ($)	Change in Pension Value and Nonqualified Deferred Comp- ensation Earnings(c) ($)	All Other Compen- sation(d) ($)	Total ($)
William D. Nash	2022	1,180,248	2,644,810	5,999,981	3,517,194	—	346,890	13,689,123
President and Chief Executive Officer	2021	966,823	1,750,002	5,249,997	1,666,837	977	257,257	9,891,893
	2020	1,095,175	583,286	5,250,006	2,078,482	131,106	262,611	9,400,666
Enrique N. Mayor-Mora	2022	656,979	108,320	974,987	956,605	—	70,215	2,767,106
Senior VP and Chief Financial Officer	2021	502,583	325,069	974,995	319,745	—	63,314	2,185,706
	2020	420,586	200,273	600,745	272,620	—	56,490	1,550,714
James Lyski	2022	611,682	553,798	1,305,923	968,129	—	71,484	3,511,016
Executive VP and Chief Marketing Officer	2021	512,643	361,639	1,084,918	411,429	—	71,867	2,442,496
	2020	539,265	120,509	1,084,923	513,037	—	85,236	2,342,970
Shamim Mohammad Executive VP and Chief Information and Technology Officer	2022	561,265	457,846	1,084,918	893,710	—	78,281	3,076,020
Diane L. Cafritz Senior VP, General Counsel, Chief Compliance Officer and Chief Human Resources Officer	2022	493,165	390,880	974,987	649,600	—	56,210	2,564,842
Edwin J. Hill	2022	668,454	783,538	1,605,916	1,058,132	—	142,055	4,258,095
Former Executive VP and Chief Operating Officer	2021	705,277	535,289	1,605,920	559,224	10,036	127,496	3,543,242
	2020	732,981	178,445	1,605,923	697,331	163,278	149,392	3,527,350
Eric M. Margolin	2022	334,942	637,100	1,305,923	531,623	4,152	108,233	2,921,973
Former Executive VP, General Counsel and Corporate Secretary	2021	604,374	435,289	1,305,908	479,216	6,503	85,647	2,916,937
	2020	629,726	145,114	1,305,922	597,564	14,097	104,146	2,796,569
(a)Represents the aggregate grant date fair value of the awards made in each fiscal year as computed in accordance with ASC Topic 718. These amounts do not correspond to the actual value that may be realized by each NEO. Under ASC Topic 718 the grant date for a PSU occurs when objectively determinable performance goals are approved. As further described in the Compensation Discussion and Analysis section, we approved performance goals for the second and third one-thirds of the PSUs issued in fiscal 2020 and the first one-third of the PSUs issued in fiscal 2022, such that the amounts disclosed under the Stock Awards column above only include amounts attributable to those portions of those awards (the “included PSUs”). PSU values in the Stock Awards column are based on performance achieved at target levels for the included PSUs, which was the probable outcome of performance conditions as of the grant date for the included PSUs. The grant date fair value of each NEO’s included PSUs if earned at maximum levels was $5,289,620; $216,639; $1,107,597; $915,693; $781,759;

$1,567,075; and $1,274,201 for Nash, Mayor-Mora, Lyski, Mohammad, Cafritz, Hill and Margolin, respectively. Additional information regarding outstanding awards, including exercise prices, vesting schedules, and expiration dates, can be found in the “Outstanding Equity Awards at Fiscal 2022 Year End” table on pages 52 to 54. The assumptions used in determining the grant date fair values of the awards are disclosed in Note 14 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended February 28, 2022.
(b)Represents the annual incentive bonus earned under our Bonus Plan.
(c)Represents the aggregate increase in the actuarial value of accumulated benefits under our frozen Pension Plan and frozen Benefit Restoration Plan accrued during the relevant fiscal year.  In fiscal 2022, the actuarial value of these benefits for each of Nash, Cafritz and Hill decreased by the following amounts, respectively: $36,505; $11,279; and $29,763. The “Pension Benefits in Fiscal 2022” table and its accompanying narrative on pages 55 and 56 contain additional details with respect to these amounts.
(d)Further details are included in the “All Other Compensation in Fiscal 2022” table below.

All Other Compensation in Fiscal 2022

Name	Personal Use of Company Plane(a) ($)	Personal Use of Company Automobile(b) ($)	Retirement Savings Plan Contribution(c) ($)	Deferred Compensation Account Contributions(d) ($)	Other(e) ($)	Total ($)
William D. Nash	161,340	—	18,048	152,637	14,865	346,890
Enrique N. Mayor-Mora	—	1,629	18,266	40,320	10,000	70,215
James Lyski	—	2,576	18,243	43,115	7,550	71,484
Shamim Mohammad	—	9,271	17,935	36,230	14,845	78,281
Diane L. Cafritz	—	—	18,118	26,972	11,120	56,210
Edwin J. Hill	7,055	5,315	15,465	84,195	30,025	142,055
Eric M. Margolin	—	—	9,915	38,293	60,025	108,233
(a)The compensation associated with the personal use of the Company plane is based on the aggregate incremental cost to CarMax of operating the plane. The cost is calculated based on the average variable costs of operating the plane, which include fuel, maintenance, travel expenses for the flight crews and other miscellaneous expenses. We divided the total annual variable costs by the total number of miles our plane flew in fiscal 2022 to determine an average variable cost per mile. The average variable cost per mile is multiplied by the miles flown for personal use to derive the incremental cost. This methodology excludes fixed costs that do not change based on usage, such as salaries and benefits for the flight crews, monthly service contracts, hangar rental fees, taxes, rent, depreciation and insurance. The costs associated with deadhead flights (i.e., flights that travel to a destination with no passengers as a result of an executive’s personal use) and incremental plane charters (i.e., plane charters, if any, that we pay for because our plane was not available for business use due to an executive’s personal use) are included in the incremental cost calculations for each executive. The personal use of the Company plane is treated as income to the executive. The related income taxes are calculated using Standard Industry Fare Level rates and are paid by the executive.
(b)The value of the personal use of a Company automobile is determined based on the annual lease value method and excludes any expenses such as maintenance and insurance.
(c)Includes the Company matching portion of each executive’s Retirement Savings Plan (“RSP”) contributions. Also includes a Company-funded contribution to those executives who met certain age and service requirements as of December 31, 2008, the date that our Pension Plan was frozen. These RSP benefits are offered on the same terms to all CarMax associates.
(d)Includes the Company matching portion of each executive’s Retirement Restoration Plan (“RRP”) and Executive Deferred Compensation Plan (“EDCP”) contributions. Also includes a Company-funded contribution to those executives who met certain age and service requirements as of December 31, 2008, the date that our Pension Plan was frozen. These RRP benefits are offered on the same terms to all CarMax associates whose salary exceeds the compensation limits imposed by Section 401(a)(17) of the Internal Revenue Code ($305,000 in 2022). Also includes a restorative contribution designed to compensate executives for any loss of Company contributions under the RSP and RRP due to a reduction in the executive’s eligible compensation under the RSP and RRP resulting from deferrals into the EDCP.
(e)Represents the total amount of other personal benefits provided. None of the benefits individually exceeded the greater of $25,000 or 10% of the total amount of these personal benefits for the named executive officer except for the aggregate consulting income of $60,000 paid to Mr. Margolin pursuant to a consulting agreement, which is described on page 45. These other benefits include tax and financial planning services, which are described on page 42, matching charitable gifts made by The CarMax Foundation as part of its matching gifts program (which is available to all CarMax associates), and consulting income paid to Mr. Hill pursuant to a consulting agreement, which is described on page 45. In addition, in recognition of the contributions of Mr. Margolin and Mr. Hill, we made two separate $20,000 charitable gifts to non-profit organizations of their choice. Mr. Hill and Mr. Margolin were not aware of these gifts prior to announcing their retirement, did not have any involvement in determining the gifts’ amounts, and will not receive any pecuniary benefit from them; therefore, we do not consider them to be reportable compensation.

Grants of Plan-Based Awards in Fiscal 2022

The following table lists grants of plan-based awards to each of our named executive officers during fiscal 2022.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Option Awards: Number of Securities Underlying Options(c) (#)	Exercise or Base Price of Option Awards(d) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(e) ($)
Name	Approval Date	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William D. Nash			189,504	1,895,040	3,790,080
	3/25/2019	5/1/2019				7,421	7,421	7,421			989,093
	3/25/2019	5/1/2019				1,855	7,421	14,842			989,093
	3/25/2021	5/3/2021				1,217	4,868	9,736			666,624
	3/25/2021	5/3/2021							141,743	136.94	5,999,981
Enrique N. Mayor-Mora			51,541	515,412	1,030,824
	3/25/2021	5/3/2021				198	791	1,582			108,320
	3/25/2021	5/3/2021							23,033	136.94	974,987
James Lyski			52,162	521,621	1,043,242
	3/25/2019	5/1/2019				1,533	1,533	1,533			204,323
	3/25/2019	5/1/2019				384	1,534	3,068			204,456
	3/25/2021	5/3/2021				265	1,059	2,118			145,019
	3/25/2021	5/3/2021							30,851	136.94	1,305,923
Shamim Mohammed			48,153	481,525	963,050
	3/25/2019	5/1/2019				1,265	1,265	1,265			168,603
	3/25/2019	5/1/2019				317	1,266	2,532			168,736
	3/25/2021	5/3/2021				220	880	1,760			120,507
	3/25/2021	5/3/2021							25,630	136.94	1,084,918
Diane L. Cafritz			35,000	350,000	700,000
	3/25/2019	5/1/2019				1,060	1,060	1,060			141,280
	3/25/2019	5/1/2019				265	1,060	2,120			141,280
	4/27/2021	5/3/2021				198	791	1,582			108,320
	4/27/2021	5/3/2021							23,033	136.94	974,987
Edwin J. Hill			57,011	570,114	1,140,228
	3/25/2019	5/1/2019				2,270	2,270	2,270			302,552
	3/25/2019	5/1/2019				568	2,270	4,540			302,552
	3/25/2021	5/3/2021				326	1,303	2,606			178,433
	3/25/2021	5/3/2021							37,938	136.94	1,605,916
Eric M. Margolin			28,644	286,435	572,870
	3/25/2019	5/1/2019				1,846	1,846	1,846			246,040
	3/25/2019	5/1/2019				462	1,846	3,692			246,040
	3/25/2021	5/3/2021				265	1,059	2,118			145,019
	3/25/2021	5/3/2021							30,851	136.94	1,305,923
(a)Represents threshold, target and maximum payout levels under our Bonus Plan for fiscal 2022 performance. The actual amount of each named executive officer’s annual incentive bonus in fiscal 2022 is reported under the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table” on page 47. Additional information regarding the design of our Bonus Plan is included on pages 34 to 37. Each of Mr. Hill’s and Mr. Margolin’s threshold, target, and maximum payout levels under our Bonus Plan for fiscal 2022 performance are prorated because they retired in fiscal 2022 and were paid a pro rata bonus based upon the number of days employed in fiscal 2022.
(b)For each of our named executive officers, represents a grant of stock-settled performance stock units, which we refer to as “performance stock units” or “PSUs.” PSUs generally vest on the third anniversary of the grant date. Under ASC Topic 718, the grant date for a PSU occurs only when objectively determinable PSU performance goals are approved. Therefore, the reported number of units is calculated for the one-third portion of the PSUs for which performance goals were set in fiscal 2022. As further described in the Compensation Discussion and Analysis section, we approved performance goals for the second and third one-thirds of the PSUs issued in fiscal 2020 and the first one-third of the PSUs issued in fiscal 2022, such that the amounts disclosed in the table above only include amounts attributable to those portions of those awards (the “included PSUs”). PSU values in the Stock Awards column are based on performance achieved at target levels for the included PSUs. Additional information regarding PSUs, including the formula used to convert PSUs to shares of our common stock upon vesting and settlement, is included on page 38.
(c)Option awards generally vest in 25% increments annually over a four-year period. Additional information regarding stock options is included on pages 37 and 38. We granted limited stock appreciation rights, or “SARs,” in tandem with each option award. The SARs may be exercised only in the event of a change-in-control. To the extent a SAR is exercised, the related option must be surrendered. Upon the exercise of the SAR and the surrender of the related option, the officer is entitled to receive an amount equal to the difference between the value of our common stock on the date of exercise and the exercise price of the underlying stock option, multiplied by the number of shares of common stock underlying such SAR.
(d)All fiscal 2022 stock options were issued with an exercise price equal to the closing price of our common stock on the grant date. Additional information regarding our use of the closing price is included on page 37.
(e)Represents the grant date fair value of the award as determined in accordance with ASC Topic 718, with PSUs valued based on the probable outcome of performance conditions as of the grant date.

Outstanding Equity Awards at Fiscal 2022 Year End

The following table lists outstanding equity awards previously granted to our named executive officers as of February 28, 2022.

		Option Awards (a)				Stock Awards (b)(c)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
William D.	9/26/2016	40,646	—	53.62	9/26/2023
Nash	5/1/2017	232,775	—	58.38	5/1/2024
	5/1/2018	180,385	60,128	63.04	5/1/2025
	5/1/2019	118,886	118,886	78.61	5/1/2026
	5/1/2019					30,944	3,383,108
	5/1/2020	58,050	174,148	71.07	5/1/2027
	5/1/2020							28,913	3,161,058
	5/3/2021	—	141,743	136.94	5/3/2028
	5/3/2021					9,736	1,064,437	9,737	1,064,546
Enrique N.	5/1/2018	10,267	5,883	63.04	5/1/2025
Mayor-Mora	5/1/2019	10,270	10,270	78.61	5/1/2026
	5/1/2019							2,136	233,529
	12/26/2019	3,090	3,088	88.54	12/26/2026
	12/26/2019							552	60,350
	5/1/2020	9,898	29,694	71.07	5/1/2027
	5/1/2020							4,930	538,997
	12/28/2020	665	1,993	91.00	12/28/2027
	12/28/2020							270	29,519
	5/3/2021	—	23,033	136.94	5/3/2028
	5/3/2021					1,582	172,960	1,582	172,960
James Lyski	5/1/2017	67,345	—	58.38	5/1/2024
	5/1/2018	43,490	14,496	63.04	5/1/2025
	5/1/2019	24,568	24,568	78.61	5/1/2026
	5/1/2019					6,395	699,165
	5/1/2020	11,996	35,988	71.07	5/1/2027
	5/1/2020							5,975	653,247
	5/3/2021	—	30,851	136.94	5/3/2028
	5/3/2021					2,118	231,561	2,120	231,780
Shamim	5/1/2017	27,782	—	58.38	5/1/2024
Mohammad	5/1/2018	35,884	11,961	63.04	5/1/2025
	5/1/2019	20,272	20,270	78.61	5/1/2026
	5/1/2019					5,277	576,934

	5/1/2020	9,898	29,694	71.07	5/1/2027
	5/1/2020							4,930	538,997
	5/3/2021	—	25,630	136.94	5/3/2028
	5/3/2021					1,760	192,421	1,761	192,530
Diane L.	5/1/2017	30,555	—	58.38	5/1/2024
Cafritz	5/1/2018	30,065	10,021	63.04	5/1/2025
	5/1/2019	16,984	16,983	78.61	5/1/2026
	5/1/2019					4,420	483,239
	5/1/2020	8,293	24,878	71.07	5/1/2027
	5/1/2020							4,130	451,533
	5/3/2021	—	23,033	136.94	5/3/2028
	5/3/2021					1,582	172,960	1,582	172,960
Edwin J.	5/1/2018	19,453	—	63.04	5/1/2025
Hill	5/1/2019	72,732	—	78.61	5/1/2026
	5/1/2019					9,466	1,034,918
	5/1/2020	71,027	—	71.07	5/1/2027
	5/1/2020							8,844	966,915
	5/3/2021	37,938	—	136.94	5/3/2028
	5/3/2021					2,606	284,914	2,606	284,914
Eric M.	5/1/2018	69,798	—	63.04	5/1/2025
Margolin	5/1/2019	59,145	—	78.61	5/1/2026
	5/1/2019					7,698	841,622
	5/1/2020	57,758	—	71.07	5/1/2027
	5/1/2020							7,192	786,301
	5/3/2021	30,851	—	136.94	5/3/2028
	5/3/2021					2,118	231,561	2,120	231,780

(a)Option awards vest in 25% increments annually over a four-year period. Additional information regarding stock options is included on pages 37 and 38. We granted limited stock appreciation rights, or “SARs,” in tandem with each option award. Additional information regarding SARs is included on page 39 and under the chart titled “Grants of Plan-Based Awards in Fiscal 2022” on page 51.
(b)All of the fiscal 2021 stock awards granted to our named executive officers were stock-settled restricted stock units, which we refer to as “market stock units” or “MSUs.” Additionally, Mr. Mayor-Mora’s fiscal 2020 stock awards are MSUs. MSUs vest on the third anniversary of the grant date. The number of shares awarded for each MSU award is calculated by dividing the average closing price of our common stock during the final 40 trading days of the vesting period by the fair value of our stock price on the date of grant. The resulting quotient is capped at two. The quotient is multiplied by the number of MSUs granted to yield the number of shares of stock awarded. To calculate the market value of the unvested MSUs in the table above, we assumed that the average closing price of our stock during the final 40 trading days of the three-year period was equal to the closing price of our stock on February 28, 2022, the last trading day of our fiscal year (which was $109.33).
(c)The fiscal 2020 stock awards and the fiscal 2022 stock awards were stock-settled performance stock units, which we refer to as “performance stock units” or “PSUs.” If earned, PSUs vest on the third anniversary of the grant date, which for the fiscal 2020 PSUs will be May 1, 2022 and for the fiscal 2022 PSUs will be May 3, 2024. To calculate the number of shares awarded at vesting, each PSU is multiplied by a percentage that represents the Company’s success in meeting the performance goals set by the Committee. If the threshold performance goal is met, each PSU is multiplied by 25%. The target multiplier is 100% and the maximum multiplier is 200%. The multiplier is determined by the Committee in reference to achievement of the objectively determined performance goals. If the threshold performance goal is not achieved, no shares will be paid. To calculate the market value of the unvested fiscal 2020 PSUs in the table above, based on performance to target at February 28, 2022, the Company had certified a 117% multiplier for year one of its term and a 100% multiplier for year two of its term. At that time, performance exceeded target for the performance goal set for year three of its term and we applied a multiplier of 200% for the one-third covered by the year three performance goal. For the fiscal 2022 PSUs, performance exceeded target for the performance goal set for year one of its term. At that time, no performance goal had been set for years two or three. So we applied a multiplier of 200% for the one-third covered by the year one performance goal and a 100% multiplier for the remaining two-thirds of the awards. For both the fiscal 2020 and fiscal 2022 PSU awards, the value of each resulting share was equal to the closing price of our stock on February 28, 2022, the last trading day of our fiscal year (which was $109.33).

Option Exercises and Stock Vested in Fiscal 2022

The following table includes information with respect to the options exercised by, and the MSUs vested in, our named executive officers during fiscal 2022.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(a) (#)	Value Realized on Exercise(b) ($)	Number of Shares Acquired on Vesting(c) (#)	Value Realized on Vesting(d) ($)
William D. Nash	—	—	36,644	4,882,447
Enrique N. Mayor-Mora	14,016	957,508	3,586	477,799
James Lyski	63,129	5,559,771	8,834	1,177,042
Shamim Mohammad	43,434	2,602,222	7,290	971,320
Diane L. Cafritz	16,000	1,189,760	6,108	813,830
Edwin J. Hill	104,425	7,372,715	11,856	1,579,693
Eric M. Margolin	31,063	2,244,923	10,634	1,416,874
(a)Represents the number of shares of common stock underlying stock options exercised during fiscal 2022.
(b)Amounts were calculated based on difference between (i) the closing price of the Company’s common stock on the exercise date and (ii) the exercise price of the stock options.
(c)Represents the number of shares of common stock acquired on vesting of the underlying MSUs during fiscal 2022.
(d)Amounts were calculated by multiplying the closing price of the Company’s common stock on the vesting date by the number of shares acquired on vesting.

Pension Benefits in Fiscal 2022

The following table lists the accumulated benefits, credited service and benefit payments for each named executive officer under our Pension Plan and Benefit Restoration Plan in fiscal 2022.

Name	Plan Name	Number of Years Credited Service (a) (#)	Present Value of Accumulated Benefit (b) ($)	Payments During Last Fiscal Year ($)
William D. Nash	Pension Plan	15	357,480	—
	Benefit Restoration Plan	15	66,173	—
Enrique N. Mayor-Mora	Pension Plan	—	—	—
	Benefit Restoration Plan	—	—	—
James Lyski	Pension Plan	—	—	—
	Benefit Restoration Plan	—	—	—
Shamim Mohammad	Pension Plan	—	—	—
	Benefit Restoration Plan	—	—	—
Diane L. Cafritz	Pension Plan	6	120,117	—
	Benefit Restoration Plan	6	83	—
Edwin J. Hill	Pension Plan	14	491,940	2,278
	Benefit Restoration Plan	14	362,417	426
Eric M. Margolin	Pension Plan	1	58,328	—
	Benefit Restoration Plan	1	35,717	—
(a)We have not granted any of our named executive officers extra years of service under either the Pension Plan or the Benefit Restoration Plan.

(b)Determined assuming retirement at age 65. The discount rate (3.45%) and mortality assumptions used in calculating the present value of the accumulated benefit shown above were consistent with those used for our financial reporting purposes. Additional information regarding our assumptions including the pension plan measurement date is set forth in Note 12 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended February 28, 2022.

PENSION PLAN

We froze our Pension Plan, a tax-qualified defined benefit plan, effective December 31, 2008. Prior to that date, this plan was generally available to all full-time associates upon completion of one year of service.

No additional benefits have accrued under the Pension Plan since it was frozen. Previously accrued benefits are determined under a formula that defines an annual annuity amount payable at termination or retirement. The benefit formula is the sum of (1) 0.85% times highest average earnings times years of service up to 35 years and (2) 0.65% times the excess of highest average earnings over Social Security covered compensation times years of service up to 35 years. Earnings are defined as total earnings including base pay, bonuses, overtime pay and commissions, but may not exceed the compensation limit imposed by the Internal Revenue Code. In the final year of benefit accruals, that compensation limit was $230,000. Highest average earnings are based on the highest five consecutive calendar years of earnings during the ten consecutive years before termination or December 31, 2008, if earlier. All participants were vested after five years of service. Benefits are payable at age 65 as a lifetime annuity or actuarially equivalent optional annuity. Actuarially reduced benefits are available to participants retiring after age 55 with at least ten years of service, or after age 62 with at least seven years of service.

BENEFIT RESTORATION PLAN

We froze our Benefit Restoration Plan, a non-qualified defined benefit plan, effective December 31, 2008. Prior to that date, this plan provided an alternate means of paying benefits to participants in the Pension Plan, including our named executive officers, who were prohibited from receiving additional benefits under the Pension Plan because of the Internal Revenue Code’s compensation limit.

No additional benefits have accrued under the Benefit Restoration Plan since it was frozen. Previously accrued benefits are generally determined and payable under the same terms and conditions as the Pension Plan without regard to Internal Revenue Code limitations on amounts of includable earnings and maximum benefits. Benefits paid are reduced by benefits payable under the Pension Plan. Participants must have 15 years of service to be eligible to receive benefits under the Benefit Restoration Plan, or upon termination meet the early retirement or normal retirement requirements of our Pension Plan.

RETIREMENT BENEFITS

As of February 28, 2022, none of our currently employed named executive officers were eligible to retire with full benefits from the Pension Plan and the Benefit Restoration Plan because none of them met the retirement requirements under our Pension Plan.

Nonqualified Deferred Compensation in Fiscal 2022

The following table lists fiscal 2022 contributions to each named executive officer’s Retirement Restoration Plan (“RRP”) and Executive Deferred Compensation Plan (“EDCP”) accounts. The table also lists the aggregate earnings, withdrawals and distributions, and balances for each account.

Name	Plan Name	Executive Contributions in Last Fiscal Year (a)($)	Registrant Contributions in Last Fiscal Year (b)($)	Aggregate Earnings in Last Fiscal Year (c)($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End (d) ($)
William D. Nash	RRP	152,638	152,637	102,508	—	2,319,512
	EDCP	—	—	46,878	—	966,368
Enrique N. Mayor-Mora	RRP	40,320	40,320	21,511	—	484,796
	EDCP	—	—	—	—	—
James Lyski	RRP	36,943	36,943	77,202	—	588,479
	EDCP	102,857	6,171	(3,372)	—	641,079
Shamim Mohammad	RRP	32,366	27,743	7,272	—	507,633
	EDCP	141,453	8,487	40,231	—	679,467
Diane L. Cafritz	RRP	26,972	26,972	18,322	—	417,241
	EDCP	—	—	—	—	—
Edwin J. Hill	RRP	63,147	84,195	49,548	—	1,166,752
	EDCP	—	—	34,408	—	1,195,574
Eric M. Margolin	RRP	44,675	38,293	18,034	—	1,029,383
	EDCP	—	—	68,588	67,693	1,518,566
(a)These amounts represent payroll deductions and are therefore included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the “Summary Compensation Table” on page 47.
(b)Company contributions are included in the “All Other Compensation” column of the “Summary Compensation Table” on page 47 and were credited to each executive’s account after the close of the fiscal year.
(c)We do not pay above-market interest or preferential dividends on investments in the RRP or the EDCP. Earnings are determined by the performance of the mutual funds or other investment vehicles selected by each executive.
(d)For each of Nash, Mayor-Mora, Lyksi, Hill, and Margolin the following amounts were reported as compensation to each person in the “Summary Compensation Table” for the fiscal 2020 and fiscal 2021 years, respectively: $623,184; $92,205; $379,509; $492,501; and $225,970.

RETIREMENT RESTORATION PLAN

Our executives are eligible to participate in the RRP. The RRP is a nonqualified defined contribution plan that supplements the Retirement Savings Plan we offer to all of our associates. The RRP allows individuals whose benefits under the Retirement Savings Plan are limited due to the compensation limits imposed by Section 401(a)(17) of the Internal Revenue Code ($305,000 for 2022) to continue to defer portions of their compensation for retirement savings. Eligible associates may defer up to 75% of their combined salary and annual incentive bonus. As we do in our broadly available Retirement Savings Plan, we provide RRP participants with a matching contribution and an additional Company-funded contribution to those participants meeting certain age and service requirements. RRP accounts are paid in a single lump sum payment at separation from service, subject to the requirements of Section 409A of the Internal Revenue Code.

EXECUTIVE DEFERRED COMPENSATION PLAN

Our executives are also eligible to participate in the EDCP. The EDCP is an additional nonqualified deferred compensation plan that permits eligible associates to elect to defer portions of their compensation to save for retirement or other life events. Eligible associates may defer up to 75% of their salary and up to 90% of their annual incentive bonus. The EDCP provides a mechanism for eligible associates to defer the taxation of income and related investment gains until the compensation is actually received at a later date. While the Company does not directly match funds deferred through this plan, we do provide a restorative contribution designed to compensate associates for any loss of Company contributions under the Retirement Savings Plan and RRP due to a reduction in eligible compensation, as defined under those plans, resulting from deferrals into the EDCP. EDCP accounts are paid based on the participant’s election at the time of the deferral, subject to the requirements of Section 409A of the Internal Revenue Code, and may be paid in a lump sum, a series of annual installments or a partial lump sum followed by a series of annual installments. Participants may elect to receive these distributions upon separation from service or upon the occurrence of one or more specified dates.

All RRP and EDCP accounts are considered unfunded general contractual obligations and are subject to the claims of our general, unsecured creditors.

Potential Payments Upon Termination or Change-in-Control

As discussed on pages 42 and 43, we have agreed to provide payments or other benefits to our named executive officers under various scenarios related to a termination of employment. This section describes those payments and benefits and the events that trigger them. For ease of reference, this section uses the abbreviation “CIC” for the term “Change-in-Control.”

Our payment obligations under each severance agreement are contingent upon the NEO satisfying the following obligations:
▪During his employment and for two years following his termination, the NEO must comply with the provisions of a covenant not to compete.
▪During his employment and for two years following his termination, the NEO may not solicit or induce our associates to leave us or hire any of our associates.
▪During his employment and at all times subsequent to the last day of his employment, the NEO must hold in strict confidence and safeguard any and all protected information, including our trade secrets.
▪The NEO must return our property and must execute an agreement releasing us from any claims.

In 2014, the Committee reduced the scope of the potential payments and benefits for any newly named executive officers. Accordingly, the potential payments and benefits provided to each of Mr. Mayor-Mora, Mr. Lyski, Mr. Mohammad and Ms. Cafritz (the “post-2014 group”), who became executive officers after this change, differ from those that would potentially be provided to Mr. Nash. These differences are highlighted in the “Table of Potential Payments Upon Termination or Change-in-Control” and related footnotes.

TERMINATION SCENARIOS THAT MAY TRIGGER PAYMENTS AND BENEFITS

There are four categories of events related to a termination of employment that may trigger payments or other benefits under the severance agreements we have with our NEOs: (i) retirement; (ii) death or disability; (iii) involuntary termination; and (iv) voluntary termination. The following chart describes each category.

Category	Specific Event	Requirements
Retirement	Early Retirement	Termination due to early retirement occurs when a NEO voluntarily terminates their employment at a time when they are eligible for “early retirement” as this term is defined in our Pension Plan (generally, a NEO is eligible for early retirement after age 55 with at least ten years of service or after age 62 with at least seven years of service). The effective date of termination due to early retirement is the date set forth in a notice from the NEO to us. None of our currently employed NEOs are eligible for early retirement.
	Normal Retirement	Termination due to normal retirement occurs when a NEO voluntarily terminates their employment at a time when they are eligible for “normal retirement” as this term is defined in our Pension Plan (generally, a NEO is eligible for normal retirement after age 65 with at least five years of service). None of our currently employed NEOs are eligible for normal retirement.

Death or Disability	Death	The effective date of termination is the date of death.
	Disability	Termination due to disability occurs when we notify the NEO that we have decided to terminate them because they have a physical or mental illness that causes them: (i) to be considered “disabled” for the purpose of eligibility to receive benefits under our long-term disability plan if they are a participant; or (ii) if they do not participate in this plan, to be unable to substantially perform the duties of their position for a total of 180 days during any period of 12 consecutive months and a physician selected by us has furnished to us a certification that the return of the NEO to their normal duties is impossible or improbable. The effective date of termination is the date set forth in a notice from us to the NEO.
Involuntary Termination	For Cause	We will not owe any payments to a NEO as a result of a termination for cause. Termination for cause occurs when we decide to terminate an NEO based on our good faith determination that one of certain events have occurred. These events generally consist of, or relate to, the NEO’s material breach of his severance agreement, the NEO’s willful failure to perform his duties or the NEO’s conviction of a felony or a crime involving dishonesty or moral turpitude. The effective date of termination is the date of the termination.
	Without Cause	Termination by us without cause occurs when we terminate the NEO’s employment for any reason other than for cause or disability. The effective date of termination is the date of the notice from us to the NEO.
Voluntary Termination	For Good Reason	Termination by the NEO for good reason occurs when the NEO terminates their employment for one of the following events, which we do not cure: (i) a reduction in the NEO’s base salary (which was not part of an across-the-board reduction) or target bonus rate; (ii) a material reduction in the NEO’s duties or authority; (iii) a required relocation to a new principal place of employment more than 35 miles from our home office, excluding a relocation of our home office; or (iv) our failure to obtain an agreement from any successor to substantially all of our assets or our business to assume and agree to perform the severance agreement within 15 days after a merger, consolidation, sale or similar transaction. The effective date of termination is the date set forth in a notice from the NEO to us.
	Without Good Reason	Termination by the NEO without good reason occurs when the NEO terminates their employment for any reason other than good reason, as described above. The effective date of termination is the date set forth in a notice from the NEO to us, which notice must be given to us at least 45 days prior to the effective date of termination. We will not owe any payments to a NEO as a result of a termination without good reason.

The benefits paid in connection with each of these categories may change if the termination event occurs during the two years following a CIC or an asset sale. Each agreement defines a CIC as the acquisition by a third party of beneficial ownership of 20% or more of the voting power of our securities or, in connection with a tender or exchange offer, merger or other business transaction, the directors serving immediately prior to the transaction no longer constitute a majority of our Board following the transaction. Each agreement defines an asset sale as a sale of all or substantially all of CarMax’s assets in a single transaction or a series of related transactions.

TABLE OF POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The following table shows the estimated payments and benefits that we would provide to each NEO under various scenarios related to a termination of employment or a CIC. The table assumes that each termination event occurred on February 28, 2022. Accordingly, we made certain calculations using a common stock value of $109.33 per share, which was the closing market price on February 28, 2022, the last trading day of our fiscal year. The footnotes to the table explain how these amounts are calculated and how they are paid (that is, in a lump sum or over an extended period). The payments described below would be made by CarMax. Section 409A of the Internal Revenue Code imposes a six-month delay on payments related to a termination of employment in certain circumstances. Accordingly, the payment (or first payment) of any amount listed below may be delayed by six months.

The following table does not include amounts payable to each NEO under our Pension Plan, Benefit Restoration Plan, Retirement Restoration Plan or Executive Deferred Compensation Plan, the details of which can be found in the sections titled “Pension Benefits in Fiscal 2022” on pages 55 and 56 and “Nonqualified Deferred Compensation in Fiscal 2022” on pages 57 and 58. None of the termination events discussed below enhances or reduces any payments to be made under these plans.

None of our NEOs are eligible for “normal or early retirement”; accordingly, no figures appear in that column in the table below. Mr. Margolin and Mr. Hill, each of whom retired in fiscal 2022 (prior to the assumed February 28, 2022 termination date used for purposes of the table), are not included in the table below. However, each of their respective retirements did impact their eligibility to receive certain payments. For Mr. Margolin, he is eligible to receive his pro-rata actual annual bonus for fiscal 2022 ($531,623), the vesting of then-unvested long-term equity awards (with the vesting valued at $5,202,676 as of February 28, 2022), and one year of tax and financial planning benefits as described in footnote (g) below ($15,110). For Mr. Hill, he is eligible to receive his pro-rata actual annual bonus for fiscal 2022 ($1,058,132), the vesting of then-unvested long-term equity awards (with the vesting valued at $6,305,109 as of February 28, 2022), and one year of tax and financial planning benefits as described in footnote (g) below ($15,110). In no instance were any severance or supplemental payments made to these retirees.

			TYPE OF TERMINATION EVENT
Name	Type of Payment		Termination Without Cause ($)	Resignation for Good Reason ($)	Early or Normal Retirement ($)		Death or Disability ($)	CIC Followed by Term. Without Cause or Resignation for Good Reason ($)
William D. Nash	Severance Payment(a)		5,702,474	5,702,474	—		—	—
	Annual Incentive Bonus(b)		3,517,194	—	—	1,895,040	1,895,040	1,895,040
	Long-Term Equity Award(c)		2,814,118	2,814,118	—		20,290,133	2,814,118
	Other Payments:	Good Reason(d)	—	1,895,040	—		—	—
		CIC(e)	—	—	—		—	14,057,766
	Other Benefits:	Health(f)	20,416	20,416	—		—	20,416
		Financial Services(g)	15,110	15,110	—		15,110	15,110
		Outplacement(h)	50,000	50,000	—		—	50,000
	TOTAL		12,119,312	10,497,158	—		22,200,283	18,852,450
Enrique N. Mayor-Mora	Severance Payment(a)		997,572	—	—		—	—
	Annual Incentive Bonus(b)		—	—	—		—	—
	Long-Term Equity Award(c)		385,425	385,425	—		2,946,477	385,425
	Other Payments:	Good Reason(d)	—	—	—		—	—
		CIC(e)	—	—	—		—	997,572
	Other Benefits:	Health(f)	—	—	—		—	—
		Financial Services(g)	15,110	15,110	—		15,110	15,110
		Outplacement(h)	—	—	—		—	—
	TOTAL		1,398,107	400,535	—		2,961,587	1,398,107
James Lyski	Severance Payment(a)		945,000	—	—		—	—
	Annual Incentive Bonus(b)		—	—	—		—	—
	Long-Term Equity Award(c)		581,490	581,490			4,306,375	581,490
	Other Payments:	Good Reason(d)	—	—	—		—	—
		CIC(e)	—	—	—		—	945,000
	Other Benefits:	Health(f)	—	—	—		—	—
		Financial Services(g)	15,110	15,110	—		15,110	15,110
		Outplacement(h)	—	—	—		—	—
	TOTAL		1,541,600	596,600	—		4,321,485	1,541,600

			TYPE OF TERMINATION EVENT
Name	Type of Payment		Termination Without Cause ($)	Resignation for Good Reason ($)	Early or Normal Retirement ($)	Death or Disability ($)	CIC Followed by Term. Without Cause or Resignation for Good Reason ($)
Shamim Mohammad	Severance Payment(a)		849,750	—	—	—	—
	Annual Incentive Bonus(b)		—	—	—	—	—
	Long-Term Equity Award(c)		479,776	479,776	—	3,555,216	479,776
	Other Payments:	Good Reason(d)	—	—	—	—	—
		CIC(e)	—	—	—	—	849,750
	Other Benefits:	Health(f)	—	—	—	—	—
		Financial Services(g)	15,110	15,110	—	15,110	15,110
		Outplacement(h)	—	—	—	—	—
	TOTAL		1,344,636	494,886	—	3,570,326	1,344,636
Diane L. Cafritz	Severance Payment(a)		750,000	—	—	—	—
	Annual Incentive Bonus(b)		—	—	—	—	—
	Long-Term Equity Award(c)		401,970	401,970	—	2,996,065	401,970
	Other Payments:	Good Reason(d)	—	—	—	—	—
		CIC(e)	—	—	—	—	750,000
	Other Benefits:	Health(f)	—	—	—	—	—
		Financial Services(g)	15,110	15,110	—	15,110	15,110
		Outplacement(h)	—	—	—	—	—
	TOTAL		1,167,080	417,080	—	3,011,175	1,167,080

(a)For Mr. Nash, we calculate his severance payment using the following formula: 2 x (Base Salary + (Last Annual Bonus as determined by the Compensation and Personnel Committee)). This amount is paid in equal monthly installments over the 24-month period following the date of termination. As of February 28, 2022, the last annual bonus as determined by the Compensation and Personnel Committee was the fiscal 2021 bonus, which is set forth in the “Summary Compensation Table” on page 47. For the post-2014 group, the severance payment is equal to each NEO’s then-current bi-weekly salary amount, to be paid for and over the course of 39 bi-weekly periods.
(b)The Annual Incentive Bonus is the bonus paid pursuant to our Bonus Plan. For Mr. Nash, his severance agreement provides for a bonus payment, calculated in one of two ways, in certain termination scenarios. If Mr. Nash is terminated without cause or retires, we pay a pro rata actual bonus, which is the pro rata share of his annual bonus based on actual performance for the fiscal year in which the termination occurs. The pro rata actual bonus is paid to Mr. Nash in a lump sum when annual bonuses are paid to other senior officers for the relevant fiscal year. Because the termination event is assumed to occur on February 28, 2022, our fiscal year end, the pro rata actual bonus is equal to Mr. Nash’s actual bonus for fiscal 2022. In contrast, if Mr. Nash is terminated without cause—or leaves the Company for good reason—following a CIC, or if Mr. Nash dies or becomes disabled, we pay a pro rata target bonus. The pro rata target bonus is the pro rata share of Mr. Nash’s annual bonus at his target bonus rate for the fiscal year in which the date of termination occurs. The pro rata target bonus is paid to Mr. Nash in a lump sum within ten days after the date of termination. Because the termination event is assumed to occur on February 28, 2022, our fiscal year end, the pro rata target bonus is equal to Mr. Nash’s target bonus amount. The severance agreements with the post-2014 group do not provide for a bonus payment in these scenarios.
(c)Following the designated termination events, all or a portion of the equity awards made to the NEO during the course of his employment will vest and become exercisable in accordance with the terms and conditions of our Stock Incentive Plan and the individual award agreement. For additional information regarding each NEO’s outstanding equity awards, see the “Outstanding Equity Awards at Fiscal 2022 Year End” table on pages 52 to 54. The value of the vested but unexercised portion of each option has not been included in the amounts reported above because their receipt is not accelerated by termination events.

(d)Mr. Nash’s severance agreement provides for a Good Reason Payment, which is a one-time payment made to Mr. Nash following his termination for Good Reason. It is equal to the Mr. Nash’s base salary on the date of termination multiplied by a certain percentage, which percentage is generally the same as Mr. Nash’s target bonus percentage. The Good Reason Payment is paid in a lump sum cash payment within ten days after the date of termination. The severance agreements with the post-2014 group do not provide for a Good Reason payment (unless it occurs following a CIC).
(e)For Mr. Nash, the Change-in-Control Payment is equal to 2.99 times his final compensation, which consists of the sum of his base salary at the date of termination and the higher of the annual bonus paid or earned but not yet paid to Mr. Nash for the two most recently completed fiscal years. As of February 28, 2022, the higher annual bonus was the fiscal 2022 bonus. The Change-in-Control Payment will be paid to Mr. Nash in equal monthly installments over the 24-month period following the date of termination, unless the payment is related to an Internal Revenue Code Section 409A CIC event, as that term is defined in his agreement, in which case the Change-in-Control Payment will be paid in a lump sum cash payment on the forty-fifth day after the date of termination. The severance agreement with the post-2014 group only provides for a payment in connection with a CIC if employment is terminated following the CIC for Good Reason (as defined in each severance agreement). The payment would be equal to each NEO’s then-current bi-weekly salary amount, to be paid for and over the course of 39 bi-weekly periods.
(f)If the NEO elects to continue coverage under our health, dental or vision plans following the date of termination pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the NEO will be responsible for remitting to us the appropriate COBRA premium. We will reimburse Mr. Nash for a portion of the COBRA premium equal to the sum of: (i) the amount that we would have otherwise paid for the coverage if he had remained an active associate; and (ii) the COBRA administration fee. This partial COBRA reimbursement will be paid in equal monthly installments for up to an 18-month period. For purposes of the table on pages 61 and 62, we have assumed that Mr. Nash elected to continue his coverage on February 28, 2022, for the full 18-month period. The severance agreements with the post-2014 group do not provide for this benefit.
(g)We provide a tax and financial planning benefit to our NEOs for the one-year period following early or normal retirement, termination without cause (including death, disability or a termination for good reason) and a CIC. The annual cost of this service is $15,110.
(h)Outplacement services are available to Mr. Nash in an amount not to exceed $50,000. The table on pages 61 and 62 assumes that the maximum outplacement benefit is paid to Mr. Nash. The severance agreements with the post-2014 group do not provide for this benefit.

CEO Pay Ratio

The following information about the relationship between the compensation of our employees and the compensation of Mr. Nash, our President and Chief Executive Officer, is provided in compliance with the requirements of Item 402(u) of Regulation S-K of the Securities Exchange Act of 1934 (“Item 402(u)”). In fiscal 2022, the estimated median of the annual total compensation of our employees, excluding Mr. Nash, was $51,674. Mr. Nash’s total compensation for fiscal 2022, as reported in the Summary Compensation Table on page 47 of this proxy statement, was $13,689,123. The resulting estimated ratio of the annual total compensation of Mr. Nash to the median of the annual total compensation of all employees was 265 to 1.

We took the following steps in identifying the median of the annual total compensation of all our employees. We determined that, as of January 1, 2022, our employee population was equal to 31,117 individuals, all located in the United States. This number includes all the individuals determined to be employees for federal tax purposes, whether full-time, part-time, or temporary, as of that date. We continued to use a January 1 measuring date, which is within the last three months of our fiscal year as required by Item 402(u), because it aligned with calendar year payroll procedures.

We next identified the employee receiving the median amount of compensation in our employee population. While the methodology we used to select the median employee remained the same as last year, we selected a new median employee this year to ensure the pay ratio accurately reflects the median of the annual total compensation of all our employees, including the employees of our recently acquired Edmunds business. To identify the employee, we compared the amount of wages and other compensation received by each employee, other than Mr. Nash, as reflected in our payroll records and reported to the Internal Revenue Service on Form W-2 for the calendar year ended December 31, 2021. This compensation measure was annualized for permanent employees who were employed on the measuring date but who did not work for the full calendar year. The compensation measure was consistently applied to all our employees.

As required by Item 402(u), once we identified our median employee we measured that employee’s annual total compensation for the 2022 fiscal year by adding together the same elements of compensation that are included in Mr. Nash’s total fiscal 2022 compensation reported in the Summary Compensation Table on page 47.

The resulting pay ratio was calculated in a manner consistent with Item 402(u) and we believe it constitutes a reasonable estimate. However, as contemplated by Item 402(u), we relied on methods and assumptions that we determined to be appropriate for calculating the pay ratio at CarMax. Other public companies may use methods and assumptions that differ from the ones we chose but are appropriate for their circumstances. It may therefore be difficult, for this and other reasons, to compare our reported pay ratio to pay ratios reported by other companies.

DIRECTOR COMPENSATION

Our non-employee directors are compensated for their services as described below. Mr. Nash does not receive any compensation for serving as a director.

Director Compensation Program

The following table describes the components of our non-employee director compensation program for fiscal 2022. The Compensation and Personnel Committee (the “Committee”) reviews this program annually and recommends changes to the Board as appropriate.

Compensation Element	Director Compensation Program(a)
Annual Cash Retainer	$85,000
Annual Equity Retainer	$175,000(b)
Board Chair Fee	$190,000
Lead Independent Director Fee	$50,000
Committee Chair Fee	$30,000 for the Audit Committee $15,000 for the Compensation and Personnel Committee $15,000 for the Nominating and Governance Committee $15,000 for the Technology and Innovation Committee
Audit Committee Fee	$5,000
Board Meeting Fee	None(c)
Committee Meeting Fee	$1,500 per in-person meeting and $750 per telephonic meeting
(a)In addition to the compensation elements disclosed above, we reimburse our directors for travel and other necessary business expenses incurred in the performance of their services to us. Each non-employee director whose term in office began before June 2014 is eligible for coverage under our health, dental and vision plans at the same rates at which coverage is offered to our associates. Non-employee directors may not use our plane for personal travel.
(b)The annual equity retainer consists of restricted stock units vesting on the one-year anniversary of the grant date. Restricted stock units granted to non-employee directors in fiscal 2022 will vest on July 2, 2022, while also permitting the deferral of the receipt of the vested shares until a later date.
(c)We do not pay directors a fee for attending a board meeting unless there are more than eight board meetings during a fiscal year. Under the past fee authorizations, if there were more than eight meetings we would pay, for each additional meeting, directors fees of $1,500 per in-person meeting and $750 per telephonic meeting.

Each year, the Committee, with the assistance of Semler Brossy, its independent compensation consultant, conducts an analysis of non-employee director compensation at CarMax in relation to the compensation paid for director services at our peer group companies and in the marketplace more broadly. As a result of this analysis and the ongoing COVID-19 pandemic, the Committee recommended, and the Board approved, that the compensation paid for director services remain unchanged for fiscal 2022.

Our corporate governance guidelines include director stock ownership guidelines. These guidelines require non-employee directors to own CarMax common stock or other forms of equity with a value equivalent to five times the annual cash retainer within five years of joining the Board. Each of our non-employee directors met this guideline as of February 28, 2022.

Non-Employee Director Compensation in Fiscal 2022

The following table provides each element of non-employee director compensation for fiscal 2022.

Name	Fees Earned or Paid in Cash(a) ($)	Stock Awards(b)(c) ($)	All Other Compensation(d) ($)	Total ($)
Peter J. Bensen	129,000	175,037	5,050	309,087
Ronald E. Blaylock	105,250	175,037	5,160	285,447
Sona Chawla(e)	105,750	175,037	5,000	285,787
Thomas J. Folliard	275,000	175,037	17,585	467,622
Shira D. Goodman	104,500	175,037	2,902	282,439
Robert J. Hombach	99,000	175,037	5,000	279,037
David W. McCreight	98,250	175,037	—	273,287
Mark F. O’Neil	101,250	175,037	—	276,287
Pietro Satriano	89,500	175,037	—	264,537
Marcella Shinder	92,500	175,037	50	267,587
Mitchell D. Steenrod	140,250	175,037	12,122	327,409
(a)Represents the cash compensation earned in fiscal 2022 for Board, Committee, and Board and Committee chair service.
(b)Represents the aggregate grant date fair value of the restricted stock unit awards made in fiscal 2022 as determined in accordance with ASC Topic 718. In July 2021, we granted 1,308 shares of restricted stock units to each non-employee director then in office.
(c)The following table provides information on the number of shares of unvested restricted stock units and the number of shares of vested restricted stock units for which payment has been deferred as of February 28, 2022.

Name	Restricted Stock Units (#)
Peter J. Bensen	7,739
Ronald E. Blaylock	1,308
Sona Chawla	7,739
Thomas J. Folliard	7,739
Shira D. Goodman	3,329
Robert J. Hombach	7,739
David W. McCreight	7,142
Mark F. O’Neil	4,317
Pietro Satriano	6,758
Marcella Shinder	7,739
Mitchell D. Steenrod	7,739
(d)Represents matching charitable gifts made by The CarMax Foundation as part of its matching gifts program and the cost to CarMax for participation in its health, dental and vision plans (both the matching gifts program and the plans are broadly available to all CarMax associates). None of the benefits individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for the non-executive director.
(e)Ms. Chawla was named as chair of the Technology and Innovation Committee, effective April 27, 2021 and received a pro rata Committee Chair Fee based on Mr. Chawla’s partial year of service as chair.

CARMAX SHARE OWNERSHIP

Share Ownership of Directors and Executive Officers

The following table includes information about our common stock beneficially owned as of March 31, 2022, by:
▪Our CEO and the other named executive officers.
▪Each director or nominee for director.
▪All of our directors and executive officers as a group.
Unless otherwise noted, each shareholder has sole voting power and investment power with respect to securities shown in the table below.

Named Executive Officers	CarMax Shares that May Be Acquired Within 60 Days after March 31, 2022	Shares of CarMax Common Stock Beneficially Owned as of March 31, 2022(a)(b)	Percent of Class
William D. Nash(c)	874,743	1,003,179	*
Enrique N. Mayor-Mora	62,750	74,972	*
James Lyski	200,282	212,910	*
Shamim Mohammad	137,515	144,290	*
Diane L. Cafritz	122,882	126,288	*
Edwin J. Hill	210,615	210,615	*
Eric M. Margolin(d)	225,249	250,171	*
Directors/Director Nominees
Peter J. Bensen	2,390	7,390	*
Ronald E. Blaylock	—	4,546	*
Sona Chawla	2,020	4,426	*
Thomas J. Folliard	7,739	203,264	*
Shira Goodman	—	26,439	*
Robert J. Hombach	7,739	7,766	*
David W. McCreight	—	—	*
Mark F. O’Neil(e)	4,317	20,212	*
Pietro Satriano	3,329	3,329	*
Marcella Shinder	4,410	11,533	*
Mitchell D. Steenrod	4,410	22,144	*
All directors and executive officers as a group (21 persons)	2,172,708	2,652,167	1.65%
* Represents beneficial ownership of less than one percent of the 160,537,858 shares of CarMax common stock outstanding on March 31, 2022.
(a)    In addition to shares of CarMax common stock beneficially owned on March 31, 2022, includes (i) shares of CarMax common stock that could be acquired through the exercise of stock options within 60 days after March 31, 2022, (ii) shares of CarMax common stock that will be acquired upon the May 1, 2022 settlement of the MSUs granted to certain officers on May 1, 2019, (iii) shares of CarMax common stock that will be acquired upon the May 1, 2022 settlement of the PSUs granted to certain officers on May 1, 2019, and (iv) shares of CarMax common stock that could be acquired by certain directors upon the settlement of restricted stock units for which settlement has been deferred until retirement from the CarMax board. Each of the MSUs has been converted to shares of CarMax common stock based upon the applicable conversion formula and our assumption that the average closing price of our stock during the final 40 trading days of the MSU’s three-year vesting period was equal to the closing price of our stock on March 31, 2022 (which was

$96.48).Each of the PSUs has been converted to shares of CarMax common stock using the Company’s success in meeting the performance goals set by the Compensation and Personnel Committee. Each director restricted stock unit is converted into one share of CarMax common stock upon settlement.
(b)Does not include vested restricted stock units held by non-employee directors (“DSUs”) for which payment has been deferred until the January 1 following the holding director’s retirement from the Board. At the end of the deferral period one share will be issued for each DSU. The following directors hold the listed number of DSUs excluded from the table for this reason: Mr. Bensen (4,041), Ms. Chawla (4,411), Ms. Goodman (2,021), Mr. McCreight (5,834), Mr. Satriano (3,429), Ms. Shinder (2,021) and Mr. Steenrod (2,021).
(c)Mr. Nash is also a director of CarMax.
(d)1,449 shares held indirectly by Mr. Margolin’s immediate family members in a spousal lifetime access trust.
(e)15,895 shares held indirectly by Mr. O’Neil’s spouse in a revocable trust.

Share Ownership of Certain Beneficial Owners

The following table includes, as of December 31, 2021, information about shareholders that reported to the SEC that they beneficially owned more than 5% of our common stock. We are not aware of any other owners of more than 5% of our common stock.

Name and Address of Beneficial Owner(s)	Number of Shares Owned	Percent of Class
The Vanguard Group, Inc.(a) 100 Vanguard Boulevard Malvern, PA 19355	17,386,633	10.74%
BlackRock, Inc.(b) 55 East 52nd Street New York, NY 10055	10,200,300	6.30%
Principal Global Investors, LLC(c) 801 Grand Avenue Des Moines, IA 50392	8,631,463	5.33%

(a)Information concerning the CarMax common stock beneficially owned as of December 31, 2021, was obtained from a Schedule 13G/A filed February 9, 2022. According to the Schedule 13G/A, The Vanguard Group, Inc. has the sole power to dispose of 16,728,969 shares, the shared power to vote 257,866 shares and the shared power to dispose of 657,664 shares of CarMax common stock.
(b)Information concerning the CarMax common stock beneficially owned as of December 31, 2021, was obtained from a Schedule 13G/A filed February 3, 2022. According to the Schedule 13G/A, BlackRock, Inc. has the sole power to vote 8,864,749 shares and the sole power to dispose of 10,200,300 shares.
(c)Information concerning the CarMax common stock beneficially owned as of December 31, 2021, was obtained from a Schedule 13G/A filed February 15, 2022. According to the Schedule 13G/A, Principal Global Investors, LLC has the shared power to vote 8,631,463 shares and the shared power to dispose of 8,631,463 shares.

Equity Compensation Plan Information

The following table provides information as of February 28, 2022, with respect to our two equity-based compensation plans under which shares of our common stock have been authorized for issuance: (i) our Stock Incentive Plan and (ii) our Employee Stock Purchase Plan (“ESPP”).

Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders:
Stock Incentive Plan	5,795,797	$79.66	6,700,484(a)
Employee Stock Purchase Plan	—	—	2,265,843(b)
Equity compensation plans not approved by security holders	—	—	–
Total	5,795,797	$79.66	8,966,327
(a)   The remaining common stock available for future issuance under the Stock Incentive Plan may be issued as options, common stock, restricted stock, restricted stock units, performance compensation awards, or stock appreciation rights.
(b)    The ESPP authorizes the issuance of 8,000,000 shares of common stock. As of February 28, 2022, 5,734,157 shares have been purchased on the open market and 2,265,843 shares remain available for issuance. Under the ESPP, full- and part-time associates who have been employed for one year or more are eligible to participate. Executive officers may not participate in the ESPP. A participating associate may authorize payroll deductions between 2% and 10% of compensation, up to an annual maximum of $10,000. Each month, the payroll deductions are used to purchase CarMax common stock. Shares are purchased on the open market and the purchase price is the average cost of all shares purchased for a particular month. To encourage participation in the ESPP, we match 15% of the associate’s contribution. An eligible associate may change, cease or restart contributions for any payroll period without penalty. We pay all administrative costs of the ESPP. There are no outstanding options, warrants, or rights under the ESPP.

GENERAL INFORMATION

Attending the Virtual Annual Meeting
How to Attend
This year our annual shareholders meeting will be held virtually and there will be no in-person meeting location. The annual shareholders meeting is open to all holders of CarMax common stock as of April 22, 2022. Shareholders will be able to attend and participate in the virtual meeting, including voting their shares and asking questions. To attend and participate in our annual meeting, visit www.virtualshareholdermeeting.com/KMX2022 and enter the 16-digit control number listed on your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form.

Our annual meeting will begin promptly at 1:00 p.m., Eastern Time, on June 28, 2022. We encourage you to access the virtual platform prior to the start time to familiarize yourself with the virtual platform and ensure that you can hear the streaming audio. You may begin to log into the virtual platform beginning at 12:45 p.m., Eastern Time, on June 28, 2022.

The virtual meeting is supported across different online browsers and devices (desktops, laptops, tablets and cell phones). Please be certain you have the most updated version of the applicable software and plugins. Also, you should ensure that you have a strong internet connection from wherever you intend to participate in the annual meeting.

Submitting Questions at the Meeting	If shareholders attending the annual meeting wish to submit a question during the meeting, click on the “messages” icon in the upper right. Pertinent questions will be answered during the meeting, subject to time constraints.

If you are unable to attend our annual meeting, a replay of the annual meeting will be posted to our website at investors.carmax.com after the meeting.

Voting Information
Shareholders Entitled to Vote	If you owned CarMax common stock at the close of business on April 22, 2022, you can vote at the annual shareholders meeting. Each share of common stock is entitled to one vote.

To conduct the annual shareholders meeting, a majority of our outstanding shares of common stock as of April 22, 2022, must be present or represented by proxy. This is referred to as a quorum. Abstentions and shares held by banks, brokers or nominees that are voted on any matter are included in determining whether a quorum exists. There were 160,171,822 shares of CarMax common stock outstanding on April 22, 2022.
How to Vote (Record Owners)
Shareholders of record (that is, shareholders who hold their shares in their own name) may vote in any of the following ways:

●     By Internet Before the Virtual Meeting. You may vote online by accessing www.proxyvote.com and following the on-screen instructions. You will need the Control Number included on the Notice of Internet Availability of Proxy Materials (the “Notice”) or on your proxy card, as applicable. You may vote online 24 hours a day. If you vote online, you do not need to return a proxy card.

●     By Telephone. You may vote by calling toll free 1-800-690-6903 and following the instructions. You will need the Control Number included on the Notice or on your proxy card, as applicable. You may vote by telephone 24 hours a day. If you vote by telephone, you do not need to return a proxy card.

●     By Mail. If you requested printed copies of the proxy materials, you will receive a proxy card, and you may vote by signing, dating and mailing the proxy card in the envelope provided, or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

●     At the Virtual Meeting. While we encourage you to vote your shares prior to the annual meeting, you may vote at the virtual annual shareholders meeting by logging into the virtual platform at www.virtualshareholdermeeting.com/KMX2022 as a shareholder and following the voting link. You will need your 16-digit control number found on your proxy card or notice document to do so.

Participants in our ESPP may vote in any of the ways listed above.

How to Vote (Beneficial Owners)
If your shares are held in “street name” (that is, in the name of a bank, broker, or other holder of record), you may vote in any of the following ways:

●     By Internet Before the Virtual Meeting. You may vote online by accessing www.proxyvote.com and following the on-screen instructions. You will need the Control Number included on the Notice or on your voting instruction form, as applicable. You may vote online 24 hours a day. If you vote online, you do not need to return a voting instruction form.

●     By Telephone. You may vote by telephone by following the instructions provided in the Notice. You will need the Control Number included on the Notice or on your voting instruction form, as applicable. You may vote by telephone 24 hours a day. If you vote by telephone, you do not need to return a voting instruction form.

●     By Mail. If you requested printed copies of the proxy materials, you will receive a voting instruction form, and you may vote by signing, dating and mailing it in the envelope provided.

●     At the Virtual Meeting. While we encourage you to vote your shares prior to the annual meeting, you may vote at the virtual annual shareholders meeting by logging into the virtual platform at www.virtualshareholdermeeting.com/KMX2022 as a shareholder and following the voting link. You will need your 16-digit control number found on your proxy card or notice document to do so.

Deadline for Voting (Before the Virtual Meeting)	For both shareholders of record and beneficial owners of shares held in street name (other than ESPP participants), online and telephone voting is available through 11:59 p.m. ET on Monday, June 27, 2022.

For shares held by ESPP participants in an ESPP account, online and telephone voting is available through 11:59 p.m. ET on Thursday, June 23, 2022.

Changing Your Vote	You may revoke your proxy at any time before it is exercised by submitting a subsequent vote using any of the methods described above.
Effect of Not Voting
Shareholders of Record. If you are a shareholder of record and you:

 ●     Do not vote via the internet before the virtual meeting, by telephone or by mail, your shares will not be voted unless you attend the annual meeting to vote your shares.

 ●     Sign and return a proxy card without giving specific voting instructions, then your shares will be voted in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion on any other matters properly presented for a vote.

Beneficial Owners of Shares Held in Street Name or Participants in the ESPP. If you are a beneficial owner of shares held in street name or a participant in the ESPP and you do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares generally may vote your shares on routine matters but cannot vote your shares on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will not have the authority to vote your shares on this matter. This is generally referred to as a “broker non-vote.”

Voting Standards	Proposals One (election of directors), Two (ratification of KPMG), and Three (advisory vote on executive compensation) must be approved by the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes will not be counted in determining the number of votes cast on Proposals One, Two, and Three.
Routine and Non-Routine Proposals
Routine Proposals. Proposal Two (ratification of KPMG) is considered a routine matter. A broker or other nominee generally may vote on routine matters, and therefore we expect no broker non-votes in connection with Proposal Two.

Non-routine Proposals. Proposals One (election of directors) and Three (advisory vote on executive compensation) are considered non-routine matters. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on these proposals.

Counting the Votes	A representative of American Election Services, LLC will tabulate the votes and act as inspector of election at the annual shareholders meeting.

Proxy Information
Electronic Access to Proxy Materials and Annual Report
We are providing access to our proxy materials primarily over the internet rather than mailing paper copies of those materials to each shareholder. On or about May 10, 2022, we will mail the Notice to our shareholders. This Notice will provide website and other information for the purpose of accessing proxy materials. The Notice tells you how to:

●     View our proxy materials for the annual shareholders meeting on the internet.

●     Instruct us to send proxy materials to you by mail or email.

Choosing to receive proxy materials by email will save us the cost of printing and mailing documents and will reduce the impact of our annual shareholders meeting on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect unless and until you rescind it.

Proxy Solicitation	CarMax pays the cost of soliciting proxies. We will solicit proxies from our shareholders, and, after the initial solicitation, some of our associates or agents may contact shareholders by telephone, by email or in person. We have retained Georgeson, Inc. to solicit proxies for a fee of $9,000 plus reasonable expenses. We will also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to the beneficial owners of our common stock.
Website Addresses in the Proxy Statement	Website addresses in this proxy statement are inactive textual references. The information on, or accessible through, these websites is not incorporated by reference into, and is not a part of, this proxy statement.
Other Matters
Other Matters	We are not aware of any matters that may come before the annual shareholders meeting other than the three proposals disclosed in this proxy statement. If other matters do come before the annual shareholders meeting, the named proxies will vote in accordance with their best judgment.
Next Year’s Meeting	We plan to hold our 2023 annual shareholders meeting on or about June 27, 2023.

Shareholder Proposal Information
Advance Notice of Director Nominations, Shareholder Proposals and Other Items of Business
Director Nominations.

● Our proxy access right permits an eligible shareholder, or a group of up to 20 shareholders, to nominate and include in CarMax’s proxy materials directors constituting up to 20% of the Board of Directors. To be eligible, the shareholder or shareholder group must have owned 3% or more of our outstanding capital stock continuously for at least three years and satisfy certain notice and other requirements set forth in Sections 2.3 and 2.3A of our bylaws. Notice of proxy access director nominees must be received no earlier than December 11, 2022, and no later than January 10, 2023.

● Director nominations that a shareholder intends to present at the 2023 annual shareholders meeting, but does not intend to have included in CarMax’s proxy materials, must be received no earlier than December 11, 2022, and no later than January 10, 2023. The notice must satisfy the requirements set forth in Section 2.3 of our bylaws.

Shareholder Proposals and Other Items of Business. A shareholder proposal will be acted upon at the 2023 annual shareholders meeting only if it is included in our proxy statement or submitted under Section 1.3 of our bylaws.

To be considered for inclusion in our 2023 proxy statement, a shareholder proposal must be received by our Corporate Secretary no later than January 10, 2023, and must comply with Rule 14a-8 under the Securities Exchange Act of 1934.

To bring a matter for consideration before the 2023 annual shareholders meeting that is not included in the 2023 proxy statement, you must notify our Corporate Secretary no earlier than the close of business on December 11, 2022, and no later than the close of business on January 10, 2023, and must comply with Section 1.3 of our bylaws.

All director nominations and proposals must be submitted in writing to our Corporate Secretary at CarMax, Inc., 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238.

CARMAX, INC.
12800 Tuckahoe Creek Parkway
Richmond, Virginia 23238
(804) 747-0422

www.carmax.com

CARMAX, INC.
12800 TUCKAHOE CREEK PARKWAY
RICHMOND, VA 23238
ATTN: INVESTOR RELATIONS

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 27, 2022 for shares held directly and by 11:59 P.M. ET on June 23, 2022 for shares held in the Carmax Employee Stock Purchase Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/KMX2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 27, 2022 for shares held directly and by 11:59 P.M. ET on June 23, 2022 for shares held in the Carmax Employee Stock Purchase Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D77520-P70873

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CARMAX, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors for a one year term expiring at the 2023 Annual Shareholder's Meeting

Nominees:	For	Against	Abstain
1a. Peter J. Bensen	☐	☐	☐
1b. Ronald E. Blaylock	☐	☐	☐
1c. Sona Chawla	☐	☐	☐
1d. Thomas J. Folliard	☐	☐	☐
1e. Shira Goodman	☐	☐	☐
1f. David W. McCreight	☐	☐	☐
1g. William D. Nash	☐	☐	☐
1h. Mark F. O'Neil	☐	☐	☐
1i. Pietro Satriano	☐	☐	☐
1j. Marcella Shinder	☐	☐	☐
1k. Mitchell D. Steenrod	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. To ratify the appointment of KPMG LLP as independent registered public accounting firm.	☐	☐	☐
3. To vote on an advisory resolution to approve the compensation of our named executive officers.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D77521-P70873

CARMAX, INC.
Annual Meeting of Shareholders
June 28, 2022 1:00 PM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoints Enrique Mayor-Mora and John M. Stuckey, III (the "named proxies"), or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of CARMAX, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 1:00 PM ET on June 28, 2022, via live webcast at www.virtualshareholdermeeting.com/KMX2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all nominees in Proposal 1; For Proposal 2; and Proposal 3.

Continued and to be signed on reverse side